Exhibit 10.8

Court File No. CV-21-00658423-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT OF
JUST ENERGY GROUP INC., JUST ENERGY CORP., ONTARIO ENERGY
COMMODITIES INC., UNIVERSAL ENERGY CORPORATION, JUST ENERGY
FINANCE CANADA ULC, HUDSON ENERGY CANADA CORP., JUST
MANAGEMENT CORP., 11929747 CANADA INC., 12175592 CANADA INC., JE
SERVICES HOLDCO I INC., JE SERVICES HOLDCO II INC., 8704104 CANADA INC.,
JUST ENERGY ADVANCED SOLUTIONS CORP., JUST ENERGY (U.S.) CORP., JUST
ENERGY ILLINOIS CORP., JUST ENERGY INDIANA CORP., JUST ENERGY
MASSACHUSETTS CORP., JUST ENERGY NEW YORK CORP., JUST ENERGY
TEXAS I CORP., JUST ENERGY, LLC, JUST ENERGY PENNSYLVANIA CORP.,
JUST ENERGY MICHIGAN CORP., JUST ENERGY SOLUTIONS INC., HUDSON
ENERGY SERVICES LLC, HUDSON ENERGY CORP., INTERACTIVE ENERGY
GROUP LLC, HUDSON PARENT HOLDINGS LLC, DRAG MARKETING LLC, JUST
ENERGY ADVANCED SOLUTIONS LLC, FULCRUM RETAIL ENERGY LLC,
FULCRUM RETAIL HOLDINGS LLC, TARA ENERGY, LLC, JUST ENERGY
MARKETING CORP., JUST ENERGY CONNECTICUT CORP., JUST ENERGY
LIMITED, JUST SOLAR HOLDINGS CORP. AND JUST ENERGY (FINANCE)
HUNGARY ZRT.

APPLICANTS

PLAN OF COMPROMISE AND ARRANGEMENT pursuant to the Companies’ Creditors Arrangement Act concerning, affecting and involving the Applicants and the partnerships listed in Schedule “A” hereto.

May 26, 2022

TABLE OF CONTENTS

Article 1	INTERPRETATION	2

1.1	Definitions	2
1.2	Certain Rules of Interpretation	25
1.3	Date and Time for any Action	26
1.4	Successors and Assigns	27
1.5	Governing Law	27
1.6	Schedules	27

Article 2	PURPOSE AND EFFECT OF THE PLAN	27

2.1	Purpose	27
2.2	Persons Affected	28
2.3	Persons Not Affected	28
2.4	Equity Claimants	28
2.5	Treatment of Employment Agreements	28
2.6	Management Incentive Plan	28

Article 3	CLASSIFICATION AND TREATMENT OF CREDITORS AND RELATED MATTERS	29

3.1	Claims Procedure	29
3.2	Classification of Creditors	29
3.3	Meetings	29
3.4	Affected Claims of the General Unsecured Creditors	29
3.5	Affected Claims of the Secured Creditor Class	32
3.6	Treatment of the BP Commodity / ISO Services Claims	32
3.7	Treatment of De Minimis Claims	32
3.8	Unaffected Claims	33
3.9	New Equity Offering	33
3.10	Transferred Claims	35
3.11	Extinguishment of Claims	35
3.12	Guarantees and Similar Covenants	36
3.13	Set-Off	36

Article 4	PLAN IMPLEMENTATION FUND	36

4.1	Plan Implementation Fund	36
4.2	Administrative Expense Reserve and Other Fees and Expenses	36

Article 5	DISTRIBUTIONS, PAYMENTS AND TREATMENT OF CLAIMS	37

5.1	Distributions Generally	37
5.2	Distributions to the General Unsecured Creditors	37
5.3	Distributions of the New Shares	38
5.4	Distributions, Payments and Settlements of Unaffected Claims	40
5.5	Distributions in respect of Transferred Claims	42
5.6	Treatment of Undeliverable Distributions	42
5.7	Currency	43
5.8	Allocation of Payments and Distributions	43
5.9	Interest	43

5.10	Tax Matters	43
5.11	Priority Claims	43
5.12	Fractional Interests	44
5.13	Calculations	44
5.14	Cancellation	44
5.15	Modifications to Distribution Mechanics	44

Article 6	RESTRUCTURING TRANSACTION	44

6.1	Corporate Actions	44
6.2	Effective Date Transactions	45
6.3	Issuances Free and Clear	45

Article 7	REGULATORY MATTERS	45

7.1	Competition Act and Investment Canada Act Approval	45
7.2	Antitrust Approvals	46
7.3	Regulatory Approvals	46
7.4	Transaction Regulatory Approvals	46
7.5	Competitively Sensitive Information	47
7.6	No Divestitures or Material Operating Restrictions	47

Article 8	RELEASES	47

8.1	Third-Party Releases	47
8.2	Debtor Releases	48
8.3	Limitation on Insured Claims	49
8.4	Injunctions	49
8.5	Exculpation	49
8.6	Consenting Parties	50
8.7	Compromise of Claims under Section 19(2) of the CCAA	50

Article 9	COURT SANCTION	51

9.1	Application for Sanction Order	51
9.2	Sanction Order	51

Article 10	CONDITIONS PRECEDENT AND IMPLEMENTATION	53

10.1	Conditions Precedent to Implementation of the Plan	53
10.2	Monitor’s Certificate	56

Article 11	GENERAL	56

11.1	Binding Effect	56
11.2	Waiver of Defaults	57
11.3	Claims Bar Date	58
11.4	Preferential Transactions	58
11.5	Deeming Provisions	58
11.6	Non-Consummation	58
11.7	Amendments to the Plan Prior to Approval	59
11.8	Amendments to the Plan Following Approval	59
11.9	Paramountcy	59
11.10	Severability of Plan Provisions	60

11.11	The Monitor	60
11.12	Different Capacities	61
11.13	Authority and Reliance Upon Consent	61
11.14	Notices	62
11.15	Further Assurances	64

PLAN OF COMPROMISE AND ARRANGEMENT

WHEREAS:

(A)Just Energy Group Inc. (“JEGI”), Just Energy Corp., Ontario Energy Commodities Inc., Universal Energy Corporation, Just Energy Finance Canada ULC, Hudson Energy Canada Corp., Just Management Corp., Just Energy Finance Holding Inc. (“JEFH”), 11929747 Canada Inc., 12175592 Canada Inc., JE Services Holdco I Inc., JE Services Holdco II Inc., 8704104 Canada Inc., Just Energy Advanced Solutions Corp., Just Energy (U.S.) Corp. (“JEUS”), Just Energy Illinois Corp, Just Energy Indiana Corp., Just Energy Massachusetts Corp., Just Energy New York Corp., Just Energy Texas I Corp., Just Energy, LLC, Just Energy Pennsylvania Corp., Just Energy Michigan Corp., Just Energy Solutions Inc., Hudson Energy Services LLC, Hudson Energy Corp., Interactive Energy Group LLC, Hudson Parent Holdings LLC, Drag Marketing LLC, Just Energy Advanced Solutions LLC, Fulcrum Retail Energy LLC, Fulcrum Retail Holdings LLC, Tara Energy, LLC, Just Energy Marketing Corp., Just Energy Connecticut Corp., Just Energy Limited, Just Solar Holdings Corp., and Just Energy (Finance) Hungary Zrt. (collectively, the “Initial Applicants”, and the Initial Applicants other than JEFH, the “Applicants”) are debtor companies under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”).

(B)On March 9, 2021 (the “Filing Date”), the Ontario Superior Court of Justice (Commercial List) (the “Court”) issued an Order (as amended and restated on March 17, 2021 and May 26, 2021, and as it may be further amended, restated, varied and/or supplemented from time to time, the “Initial Order”) commencing a proceeding pursuant to the CCAA (the “CCAA Proceeding”) in respect of the Initial Applicants and the partnerships listed on Schedule “A” hereto (collectively, other than JEFH, the “Just Energy Entities”).

(C) On the Filing Date, JEGI, as authorized foreign representative, commenced a recognition proceeding (the “Chapter 15 Proceeding”) on behalf of the Initial Applicants pursuant to Chapter 15, Title 11 of the United States Code (“Chapter 15”), and on April 2, 2021, the United States Bankruptcy Court for the District of Texas (the “U.S. Court”) granted an Order giving full force and effect to the Initial Order in the United States.

(D)On January 22, 2022, JEFH was dissolved pursuant to an Order of the Court in the CCAA Proceeding dated November 10, 2021.

(E)The Applicants hereby propose and present this plan of compromise and arrangement (the “Plan”) under and pursuant to the CCAA and, as applicable, the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), to, among other things, implement a restructuring of the Just Energy Entities and ensure the continuation of the Just Energy Entities and their business.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In the Plan, unless otherwise stated or unless the subject matter or context otherwise requires:

“1145 Securities” means New Shares issued in reliance on Section 1145.

“4(a)(2) Securities” has the meaning ascribed thereto in Section 5.3(g).

“Accepted Claim” means any Affected Claim of a Creditor, as finally determined in accordance with the Claims Procedure Order, any other Order of the Court in the CCAA Proceeding or the U.S. Court in the Chapter 15 Proceeding, and/or the Plan.

“Additional Backstop Parties” has the meaning ascribed thereto in the Backstop Commitment Letter and “Additional Backstop Party” means any one of the Additional Backstop Parties.

“Administration Charge” has the meaning ascribed thereto in the Initial Order.

“Administrative Expense Reserve” means the amount of $1,900,000.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act with respect to the transactions contemplated by the Plan.

“Adversary Proceeding” means the adversary proceeding commenced on November 12, 2021 by JEGI, Just Energy Texas LP, Fulcrum Retail Energy LLC and Hudson Energy Services LLC against Electric Reliability Council of Texas, Inc. and the Public Utility Commission of Texas.

“Affected Claim” means any Claim other than an Unaffected Claim.

“Affected Creditor” means a holder of an Affected Claim, but only with respect to and to the extent of such Affected Claim.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For greater certainty, an Affiliate of a Person shall include such Person’s investment funds and managed accounts and any funds managed or directed by the same investment advisor.

“Antitrust Approval” means any approval, clearance, filing or expiration or termination of a waiting period pursuant to which a transaction would be deemed to be unconditionally approved in relation to the transactions contemplated by the Plan under any Antitrust Law of any country or jurisdiction that the Just Energy Entities and the Plan Sponsor may agree, each acting reasonably, is required, other than the Competition Act Approval.

“Antitrust Laws” means all Applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening or preventing competition through merger or acquisition.

“Applicable Law” means any law (including any principle of civil law, common law or equity), statute, Order, decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law, whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision of any Governmental Entity.

“Applicants” has the meaning ascribed thereto in the recitals, and “Applicant” means any one of the Applicants.

“Assessments” has the meaning ascribed thereto in the Claims Procedure Order.

“Authorization Order” means the Order of the Court in the CCAA Proceeding that, among other things, approves the Support Agreement and the Backstop Commitment Letter and seals certain portions of the Support Agreement and the Backstop Commitment Letter, which Order may form part of the Meetings Order, as same may be further amended, restated or varied from time to time, and in all such cases such Order shall be in form and substance reasonably acceptable to the Just Energy Entities, the Credit Facility Lenders, Shell and the Plan Sponsor.

“Authorization Recognition Order” means the Order entered by the U.S. Court in the Chapter 15 Proceeding recognizing and enforcing the Authorization Order in the Chapter 15 Proceeding, which Order may form part of the Meetings Recognition Order, as same may be further amended, restated or varied from time to time, and in all such cases such Order shall be in form and substance reasonably acceptable to the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor.

“Backstop Commitment Fee Shares” means 10% of the total New Common Shares, subject to dilution by the equity issued or issuable pursuant to the MIP, which will be issued to the Initial Backstop Parties and, if applicable, Additional Backstop Parties (or their permitted designees) in each case on the Effective Date pursuant to the Backstop Commitment Letter and the Plan.

“Backstop Commitment Letter” means the backstop commitment letter dated as of May 12, 2022 among New Just Energy Parent and the Backstop Parties, as may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof.

“Backstop Party” has the meaning ascribed thereto in the Backstop Commitment Letter, and “Backstop Parties” means all of them.

“Backstop Party’s Commitments” means the commitments of the Backstop Parties to subscribe for any Backstopped Shares subject to the terms and conditions of the Backstop Commitment Letter.

“Backstopped Shares” means, collectively, the Unsubscribed New Equity and the Defaulted Subscription Shares.

“Beneficial Subordinated Note Claim Holder” means any beneficial holder of the Subordinated Note Claim as of the Record Date, in such capacity, and “Beneficial Subordinated Note Claim Holders” means all of them.

“Beneficial Term Loan Claim Holder” means any beneficial holder of the Term Loan Claim as of the Term Loan Record Date, in such capacity, and “Beneficial Term Loan Claim Holders” means all of them.

“BIA” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as amended.

“BP Commodity / ISO Services Claim” means all Pre-Filing Claims of BP Canada Energy Group ULC and BP Energy Company, which shall be Accepted Claims for the purposes of this Plan in the aggregate principal amounts of US$229,461,558.59 and $170,652.60, plus all accrued and unpaid interest thereon through to and including the Effective Date.

“BP Commodity/ISO Services Claimholder” means CBHT Energy I LLC, in its capacity as assignee from BP Canada Energy Group ULC and BP Energy Company of the BP Commodity/ISO Services Claim, or such other Person that the BP Commodity/ISO Services Claim may be assigned to in accordance with the terms of the Claims Procedure Order.

“Business Day” means a day, other than a Saturday, Sunday or a statutory holiday, on which banks are generally open for business in Toronto, Ontario and New York, New York.

“Canadian Securities Commissions” means, collectively, the applicable securities commissions or regulatory authorities in each of the provinces and territories of Canada.

“Canadian Securities Laws” means, collectively, and, as the context may require, the applicable securities laws of each of the provinces and territories of Canada, and the respective regulations and rules made under those securities laws together with all applicable published policy statements, instruments, blanket orders, and rulings of the Canadian Securities Commissions and all discretionary orders or rulings, if any, of the Canadian Securities Commissions made in connection with the transactions contemplated by the Plan together with applicable published policy statements of the Canadian Securities Administrators, as the context may require.

“Cash Management Charge” has the meaning ascribed thereto in the Initial Order.

“Cash Management Obligations” has the meaning ascribed thereto in the Initial Order.

“Cash on Hand” means all cash and cash equivalents (including marketable securities and short-term investments) of the Just Energy Entities, excluding amounts posted as collateral immediately prior to the Effective Time.

“Causes of Action” means any action, claim, cross-claim, third-party claim, damage, judgment, cause of action, controversy, demand, right, action, suit, obligation, liability, debt, account, defense, offset, power, privilege, license, lien, indemnity, interest, guaranty, or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract or in tort, at law or in equity, or pursuant to any other theory of law or otherwise.

“CBCA” has the meaning ascribed thereto in the recitals.

“CBCA Arrangement” means the arrangement under section 192 of the CBCA, set out in that certain amended and restated plan of arrangement dated September 2, 2020, which arrangement was approved by a final order of the Court on September 2, 2020, following an application by JEGI and 12175592 Canada Inc.

“CCAA” has the meaning ascribed thereto in the recitals.

“CCAA Charges” means, collectively, the Administration Charge, the FA Charge, the Directors’ Charge, the KERP Charge, the DIP Lenders’ Charge, the Priority Commodity/ISO Charge, the Termination Fee Charge and the Cash Management Charge, each as may be amended by order of the Court, and “CCAA Charge” means any one of the CCAA Charges.

“CCAA Proceeding” has the meaning ascribed thereto in the recitals.

“Chapter 15” has the meaning ascribed thereto in the recitals.

“Chapter 15 Proceeding” has the meaning ascribed thereto in the recitals.

“Claim” or “Claims” means any or all Pre-Filing Claims, Restructuring Period Claims and D&O Claims; provided, however, that in any case “Claim” shall not include any right or claim of any Person that was previously released, barred, estopped, stayed and/or enjoined pursuant to the CBCA Arrangement, but for greater certainty, shall include any Claim arising through subrogation against any Just Energy Entity or any Director or Officer.

“Claims Bar Date” has the meaning ascribed thereto in the Claims Procedure Order.

“Claims Procedure Order” means the Order of the Court dated September 15, 2021 in the CCAA Proceeding establishing a claims procedure in respect of the Just Energy Entities, as same may be further amended, restated or varied from time to time, and in all such cases such Order shall be in form and substance reasonably acceptable to the Just Energy Entities and the Plan Sponsor.

“Claims Procedure Recognition Order” means an Order, which may be part of the Meetings Recognition Order, entered by the U.S. Court, recognizing and enforcing the Claims Procedure Order in the Chapter 15 Proceeding, and in all such cases such Order shall be in form and substance reasonably acceptable to the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor.

“Class” means any one of the classes of Creditors set out in Section 3.2 for the purpose of considering and voting upon the Plan and receiving distributions hereunder.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise powers of the Commissioner of Competition.

“Commodity Agreement” means a gas supply agreement, electricity supply agreement or other agreement with any of the Just Energy Entities for the physical or financial purchase, sale, trading or hedging of natural gas, electricity or environmental derivative products, or contracts entered into for protection against fluctuations in foreign currency exchange rates, which shall include any master power purchase and sale agreement, base contract for sale and purchase, ISDA master agreement or similar agreement.

“Commodity Supplier” means any counterparty to a Commodity Agreement.

“Commodity Supplier Claim” means any Pre-Filing Claim, plus any interest thereon to the Effective Date, of any Commodity Supplier that is party to the Intercreditor Agreement in respect of a Commodity Agreement determined as of the Effective Date, after provision for any resettlements that are known by the Just Energy Entities as of the Effective Date, in each case in an amount acceptable to the Just Energy Entities and the applicable Commodity Supplier, with the consent of the Monitor and the Plan Sponsor, each acting reasonably; provided, however, that in any case for the purposes of this Plan “Commodity Supplier Claim” shall not include any BP Commodity / ISO Services Claim.

“Common Shares” means the common shares of JEGI.

“Company Counsel” means Osler, Hoskin & Harcourt LLP, Canadian counsel to the Just Energy Entities, and Kirkland & Ellis LLP, United States counsel to the Just Energy Entities.

“Competition Act” means the Competition Act (Canada), R.S.C., 1985, c. C-34.

“Competition Act Approval” means that: (a) the Commissioner shall have issued an Advance Ruling Certificate under subsection 102(1) of the Competition Act in respect of the transactions contemplated by the Plan; or (b) the applicable waiting period under section 123 of the Competition Act shall have expired or been waived by the Commissioner, or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and the Commissioner shall have issued a No Action Letter.

“Consenting Party” means any Person who (a) is, at the Effective Time, a party to the Support Agreement; or (b) submits a vote in favour of the Plan, and “Consenting Parties” means all of them.

“Contingent Litigation Claims” means, collectively, the Subject Class Action Claims and the Texas Power Interruption Claim.

“Continuing Contract” means a contract, arrangement, or other agreement (oral or written) for which a notice of disclaimer pursuant to section 32 of the CCAA has not been sent by any of the Just Energy Entities.

“Convenience Cash Pool” means the funds taken from the General Unsecured Creditor Cash Pool, prior to any distributions therefrom, to be held by the Monitor in a segregated account, in an amount necessary to satisfy all Convenience Claims in full in accordance with Section 3.4(3).

“Convenience Claim” means (a) any Accepted Claim of a General Unsecured Creditor in an amount that is less than or equal to $1,500; and (b) any Accepted Claim of a General Unsecured Creditor in an amount greater than $1,500, if the relevant General Unsecured Creditor has made a valid Distribution Election for purposes of the Plan in accordance with the Meetings Order;

provided, however, that in any case “Convenience Claim” shall not include any Contingent Litigation Claim or any Subordinated Note Claim.

“Convenience Creditor” means a General Unsecured Creditor that holds a Convenience Claim.

“Court” has the meaning ascribed thereto in the recitals.

“Credit Agreement” means the ninth amended and restated credit agreement dated as of September 28, 2020, by and among Just Energy Ontario L.P. and JEUS, as borrowers, the Credit Facility Agent and the Credit Facility Lenders, as such credit agreement may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof.

“Credit Facility Agent” means National Bank of Canada, in its capacity as administrative agent for the Credit Facility Lenders.

“Credit Facility Claim” means any amounts owing by the Just Energy Entities to the Credit Facility Lenders as of the Effective Date under the Credit Facility Documents, including all principal and all accrued and outstanding fees, costs, interest, or other amounts owing pursuant to the Credit Facility Documents as determined in accordance with the Claims Procedure Order; provided that, the Credit Facility Claim shall not include any Credit Facility LC Claim, Commodity Supplier Claim or Cash Management Obligations.

“Credit Facility Documents” means, collectively, the Credit Agreement and all related documentation, including, all guarantee and security documentation related to the foregoing.

“Credit Facility LC Claim” means any Claim of any Credit Facility Lender relating to any letter of credit issued but undrawn under the Credit Facility Documents immediately prior to the Effective Time.

“Credit Facility Lender Termination Event” has the meaning ascribed thereto in the Support Agreement.

“Credit Facility Lenders” means the lenders party to the Credit Agreement from time to time, in such capacity.

“Credit Facility Remaining Debt” means the principal amount of up to $20,000,000 of the Credit Facility Claim, which may remain outstanding under the New Credit Agreement upon the implementation of the Plan.

“Creditor” means any Person having a Claim, but only with respect to and to the extent of such Claim, including the transferee or assignee of a transferred Claim that is recognized as a Creditor in accordance with the Plan, Claims Procedure Order, or any other Order, as applicable, or a trustee, executor, liquidator, receiver, receiver and manager, or other Person acting on behalf of or through such Person.

“Crown” means Her Majesty in right of Canada or any province or territory of Canada.

“D&O Claim” or “D&O Claims” means any or all Pre-Filing D&O Claims and Restructuring Period D&O Claims.

“D&O Indemnity Claim” means any existing or future right of any Director or Officer against any of the Just Energy Entities which arose or arises as a result of any D&O Claim for which such Director or Officer is entitled to be indemnified by any of the Just Energy Entities; provided, however, that in any case “D&O Indemnity Claim” shall not include any Excluded D&O Indemnity Claim.

“De Minimis Claims” has the meaning ascribed thereto in Section 3.7.

“Defaulted Subscription Shares” means any New Equity Offering Shares arising from any event where a New Equity Offering Eligible Participant subscribes for any portion of the New Equity Offering Shares and fails to fulfill its subscription obligations by the New Equity Participation Deadline.

“Defaulting Backstop Party” has the meaning ascribed thereto in the Backstop Commitment Letter.

“Definitive Documents” has the meaning ascribed thereto in the Support Agreement.

“Determination Date” has the meaning ascribed thereto in Section 7.1.

“DIP Agent” means Alter Domus (US) LLC, in its capacity as administrative and collateral agent for the DIP Lenders.

“DIP Documents” means, collectively, the DIP Term Sheet and all related documentation, including, without limitation, all guarantee and security documentation, related to the foregoing.

“DIP Lenders” means the lenders under the DIP Term Sheet, in such capacity, and “DIP Lender” means any one of them.

“DIP Lenders’ Charge” has the meaning ascribed thereto in the Initial Order.

“DIP Lenders’ Claim” means the DIP Loan and all other debts, liabilities, and obligations (including, without limitation accrued and outstanding fees, costs, and interest) owing by the Just Energy Entities to the DIP Agent and the DIP Lenders pursuant to the DIP Documents.

“DIP Loan” means the principal and aggregate amount of accrued and unpaid interest outstanding on the Effective Date pursuant to the DIP Documents.

“DIP Term Sheet” means the CCAA Interim Debtor-in-Possession Financing Term Sheet between the Just Energy Entities party thereto, the DIP Agent and the DIP Lenders, dated as of March 9, 2021, as such term sheet may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof.

“Director” means anyone who is or was or may be deemed to be or have been, whether by statute, operation of law or otherwise, a director or de facto director of any of the Just Energy Entities, and “Directors” means all of them.

“Directors’ Charge” has the meaning ascribed thereto in the Initial Order.

“Disallowed Claim” means any Claim (or any portion thereof) which has been finally disallowed in accordance with the Claims Procedure Order or any other Order of the Court in the CCAA Proceeding or the U.S. Court in the Chapter 15 Proceeding.

“Disputed Claim” means any Claim (or any portion thereof) in respect of which a Proof of Claim has been filed or a Negative Notice Claims Package delivered, in each case, in accordance with the Claims Procedure Order that has not been finally determined to be an Accepted Claim or a Disallowed Claim, in whole or in part, in accordance with the Claims Procedure Order or any other Order of the Court in the CCAA Proceeding or the U.S. Court in the Chapter 15 Proceeding.

“Distribution Date” means the date or dates from time to time on or after the Effective Date, set by the Monitor in its discretion, to make interim and final distributions in respect of the applicable Accepted Claims pursuant to the Plan.

“Distribution Election” means an election: (a) made by a General Unsecured Creditor with an Accepted Claim greater than $1,500 by delivery of a duly completed and executed Distribution Election Notice to the Just Energy Entities and the Monitor by no later than the Distribution Election Deadline electing to receive the Distribution Election Amount in full satisfaction of its Accepted Claim; and (b) deemed to have been made by each General Unsecured Creditor with an Accepted Claim equal to or less than $1,500.

“Distribution Election Amount” means, in respect of any Accepted Claim of a General Unsecured Creditor for which a valid Distribution Election has been made or has been deemed to have been made in accordance with the Plan, the lesser of (a) a cash amount equal to $1,500; and (b) the amount of such Accepted Claim.

“Distribution Election Deadline” has the meaning ascribed thereto in the Meetings Order.

“Distribution Election Notice” means a notice substantially in the form attached to the Meetings Order.

“DTC” has the meaning ascribed thereto in Section 5.3(d).

“Effective Date” means the Business Day on which the Monitor delivers the Monitor’s Certificate pursuant to Section 10.2.

“Effective Time” means 12:01 a.m. on the Effective Date, or such other time on the Effective Date as the Just Energy Entities and the Plan Sponsor may jointly determine (and designate in their written notices to the Monitor contemplated by Section 10.2).

“Employee Priority Claim” means any Claim for (a) accrued and unpaid wages and vacation pay owing to an employee of any of the Just Energy Entities whose employment was terminated between the Filing Date and the Effective Date; and (b) unpaid amounts provided for in section 6(5)(a) of the CCAA.

“Employment Agreements” means, collectively, the employment agreements, the management compensation plans, and indemnification agreements of, or for the benefit of, the Directors, Officers, and employees of any of the Just Energy Entities that, on or prior to the Effective Date, have not resigned, in each case in existence on the effective date of the Support Agreement;

provided, however, that solely for purposes of Sections 2.5 and 10.1(t), Employment Agreements shall not include employment agreements, the management compensation plans, and indemnification agreements of, or for the benefit of, the Directors, Officers, and employees of any of the Just Energy Entities that have been terminated or disclaimed without the consent of the Plan Sponsor.

“Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, hypothec, adverse interest, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario.

“Energy Regulator” means any federal or provincial energy regulators, provincial regulators of consumer sales that have authority with respect to energy sales, U.S. municipal, state, federal or other foreign energy regulatory bodies or agencies, local energy transmission and distribution companies, or regional transmission organizations or independent system operators.

“Energy Regulator Claim” means any Claim that may be asserted by any Energy Regulator, excluding any: (i) Claim with respect to the subject matter of the Adversary Proceeding, including any Claim with respect to obligations of the Just Energy Entities underlying the invoices that are the subject of the Adversary Proceeding; and (ii) Claim by any Taxing Authority.

“Equity Claim” means an “equity claim” as defined in section 2(1) of the CCAA in respect of any Just Energy Entity or New Just Energy Parent (excluding any right or claim of the Credit Facility Lenders or the Credit Facility Agent pursuant to the Credit Facility Documents, including any pledge of any Intercompany Interest).

“Equity Claimant” means any Person with an Equity Claim or holding Existing Equity, in such capacity.

“Equity Interest” means an “equity interest” as defined in section 2(1) of the CCAA in respect of any Just Energy Entity or New Just Energy Parent.

“Escrow Agent” means the escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” has the meaning ascribed thereto in the Backstop Commitment Letter.

“Excluded D&O Indemnity Claim” means any existing or future right of any Director or Officer of any Just Energy Entity as of the Effective Date against any of the Just Energy Entities, which arose or arises as a result of any D&O Claim for which such Director or Officer is entitled to be indemnified by any of the Just Energy Entities and which is (a) a Non-Released D&O Claim; or (b) a Released D&O Claim asserted by a Person other than a Consenting Party.

“Exculpated Party” means any current officer, director, employee, or retained professional (including financial advisors, investment bankers, and legal counsel) of (a) the Just Energy Entities; (b) the Monitor; (c) the DIP Lenders; (d) the Plan Sponsor; (e) the Backstop Parties; (f)

the Supporting Parties; (g) the DIP Agent; (h) the Credit Facility Agent; (i) the Term Loan Agent; and (j) the Subordinated Note Trustee, and “Exculpated Parties” means all of them.

“Existing Common Shareholder” mean any holder of Common Shares immediately prior to the Effective Time, and “Existing Common Shareholders” means all of them.

“Existing Equity” means (a) all Common Shares; (b) all other Equity Interests (excluding any Intercompany Interest), including all options, warrants, rights, or similar instruments, derived from, relating to, or exercisable, convertible, or exchangeable therefor; and (c) all instruments whose value is based upon or determined by reference to any Equity Interest whether or not such instrument is exercisable, convertible, or exchangeable for such an Equity Interest, and, in all such cases, which are issued and outstanding immediately prior to the Effective Time.

“FA Charge” has the meaning ascribed thereto in the Initial Order.

“Filing Date” has the meaning ascribed thereto in the recitals.

“Final Order” means any order or judgment of the Court or the U.S. Court, or any other court of competent jurisdiction, with respect to the subject matter addressed in the CCAA Proceeding or the Chapter 15 Proceeding or the docket of any court of competent jurisdiction, that has not been vacated, set aside, reversed, stayed, modified or amended, and as to which the applicable periods to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal, leave to appeal, or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken or filed, or as to which any appeal has been taken or any petition for certiorari or leave to appeal that has been timely filed has been withdrawn or resolved in a manner acceptable to the Just Energy Entities, the Credit Facility Lenders, Shell and the Plan Sponsor, each acting reasonably, by the highest court to which the order or judgment was appealed or from which leave to appeal or certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the United States Federal Rules of Civil Procedure, or any analogous rule under the U.S. Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

“Financial Advisor” means BMO Nesbitt Burns Inc., financial advisor to the Just Energy Entities.

“Fractional Interests” has the meaning ascribed thereto in Section 5.12.

“General Unsecured Creditor” means the holder of a General Unsecured Creditor Claim.

“General Unsecured Creditor Cash Pool” means the amount of $10,000,000 (inclusive of the Convenience Cash Pool).

“General Unsecured Creditor Claim” means any Affected Claim, as determined in accordance with the Claims Procedure Order, which is not a Term Loan Claim, an Equity Claim, a Credit Facility Claim or a BP Commodity / ISO Services Claim, and includes, for certainty, any Convenience Claim or Subordinated Note Claim.

“Government Priority Claim” means any Claim of any Governmental Entity against any Just Energy Entity in respect of amounts that are outstanding, if any, provided for in section 6(3) of the CCAA.

“Governmental Entity” means any government, regulatory authority (including any Energy Regulator), governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Initial Applicants” has the meaning ascribed thereto in the recitals, and “Initial Applicant” means any one of the Initial Applicants.

“Initial Backstop Parties” has the meaning ascribed thereto in the Backstop Commitment Letter.

“Initial Distribution Date” means a date not more than ten (10) Business Days after the Effective Date or such other date specified in the Sanction Order.

“Initial Distribution Record Date” means the date that is ten (10) Business Days prior to the Initial Distribution Date.

“Initial Order” has the meaning ascribed thereto in the recitals.

“Insurance Policy” means any insurance policy maintained by any of the Just Energy Entities pursuant to which any of the Just Energy Entities or any Director or Officer is insured, and “Insurance Policies” means all of them.

“Insured Claim” means all or that portion of a Claim for which the applicable insurer or a court of competent jurisdiction has confirmed that the applicable Just Energy Entity or Director or Officer is insured under an Insurance Policy, to the extent that such Claim, or portion thereof, is so insured, and “Insured Claims” means all of them.

“Intercompany Claim” means any claim that may be asserted against any of the Just Energy Entities by or on behalf of any of the Just Energy Entities or any of their affiliated companies, partnerships, or other corporate entities, and “Intercompany Claims” means all of them.

“Intercompany Interest” means any Equity Interest held by a Just Energy Entity or New Just Energy Parent in any other Just Energy Entity or New Just Energy Parent, as applicable, and “Intercompany Interests” means all of them.

“Intercreditor Agreement” means the Sixth Amended and Restated Intercreditor Agreement dated as of September 1, 2015 between National Bank of Canada, as collateral agent and agent for itself as agent and the Lenders (as defined therein); Shell; BP Canada Energy Group ULC; BP Canada Energy Marketing Corp.; BP Energy Company; Exelon Generation Company, LLC; Bruce Power L.P.; EDF Trading North America, LLC; Nextera Energy Power Marketing, LLC; Macquarie Bank Limited; Macquarie Energy Canada Ltd.; Macquarie Energy LLC; Morgan Stanley Capital Group Inc.; and each other person identified as an Other Commodity Supplier (as defined therein) from time to time party thereto, and Just Energy Ontario L.P. and JEUS, as Borrowers (as defined therein) and each of the Guarantors (as defined therein) from time to time party thereto, as amended (as may be further amended, restated, supplemented, or otherwise modified from time to time).

“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C., 1985, c. 28 (1st Supp.).

“Investment Canada Act Approval” means both:

(1) receipt by the Plan Sponsor of a certification letter from the Director of Investments under the Investment Canada Act pursuant to subsection 13(1) of the Investment Canada Act confirming that that the transactions contemplated by the Plan are not reviewable under Part IV of the Investment Canada Act; and

(2) either: (A) no notice is given under subsection 25.2(1) or 25.3(2) of the Investment Canada Act within the prescribed period; or, (B) if notice is given under subsection 25.2(1) or 25.3(2) of the Investment Canada Act, then either (a) the Minister or Ministers under the Investment Canada Act have sent to the Plan Sponsor a notice under paragraph 25.2(4)(a) or 25.3(6)(b) of the Investment Canada Act; or (b) the Governor in Council has issued an order under subsection 25.4(1)(b) of the Investment Canada Act authorizing the transactions contemplated by the Plan.

“ITA” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), as amended.

“JEFH” has the meaning ascribed thereto in the recitals.

“JEGI” has the meaning ascribed thereto in the recitals.

“JEUS” has the meaning ascribed thereto in the recitals.

“Just Energy Entities” has the meaning ascribed thereto in the recitals, and “Just Energy Entity” means any one of the Just Energy Entities.

“KERP” means the key employee retention plan approved in the Initial Order and clarified and amended in the Order in the CCAA Proceeding dated September 15, 2021.

“KERP Charge” has the meaning ascribed thereto in the Initial Order.

“Meetings” means, collectively, the meetings of each Class of Affected Creditors held on the Meetings Date and held and called pursuant to the Meetings Order for the purpose of considering and voting on the Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meeting in accordance with the Meetings Order, and “Meeting” means any one of the Meetings.

“Meetings Date” means the date on which the Meetings are held in accordance with the Meetings Order.

“Meetings Order” means the Order of the Court in the CCAA Proceeding that, among other things, accepts the filing of the Plan, sets the date for the Meeting and approves the materials for the Meetings, as same may be amended, restated or varied from time to time, and in all such cases such Order shall be in form and substance reasonably acceptable to the Just Energy Entities, the Credit Facility Lenders, Shell and the Plan Sponsor.

“Meetings Recognition Order” means the Order entered by the U.S. Court recognizing and enforcing the Meetings Order in the Chapter 15 Proceeding, as same may be amended, restated, varied and/or supplemented from time to time, and in all such cases such Order shall be in form and substance reasonably acceptable to the Just Energy Entities, the Credit Facility Lenders, Shell and the Plan Sponsor.

“MIP” means a new management incentive plan to be effective from and after the Effective Date, the terms of which shall be consistent in all respects with the management incentive plan term sheet attached as Exhibit 4 to the Restructuring Term Sheet.

“Monitor” means FTI Consulting Canada Inc., as Court-appointed monitor of the Just Energy Entities in the CCAA Proceeding and not in its personal capacity.

“Monitor Administration Expenses” has the meaning ascribed thereto in Section 4.2(a).

“Monitor’s Certificate” has the meaning ascribed thereto in Section 10.2.

“Monitor’s Website” means http://cfcanada.fticonsulting.com/justenergy

“Negative Notice Claims Package” has the meaning ascribed thereto in the Claims Procedure Order.

“New Boards” means the board of directors or the equivalent governing body of New Just Energy Parent and JEGI, as applicable, to be appointed on the Effective Date in accordance with the terms of the Support Agreement and the New Corporate Governance Documents and Article 6 of the Plan, which board of directors or the equivalent governing body shall be comprised as specified in the Restructuring Term Sheet.

“New Common Shares” means the common equity interests of New Just Energy Parent, to be designated, which shall be issued by New Just Energy Parent in accordance with the Support Agreement, the Backstop Commitment Letter and the Plan, and in accordance with the steps and sequences set forth in the Restructuring Steps Supplement shall constitute all of the issued and outstanding common equity interests of New Just Energy Parent together with any equity interests outstanding under the MIP.

“New Corporate Governance Documents” means the organizational documents of New Just Energy Parent and a registration rights agreement (if provisions applicable to registration rights are not included in the organizational documents of New Just Energy Parent) with New Just Energy Parent, in each case, on the terms set out in the Restructuring Term Sheet.

“New Credit Agreement” means an amendment and restatement of the Credit Agreement in accordance with the terms attached to the Support Agreement to be entered into by, among others, some or all of the Just Energy Entities and the New Credit Facility Lenders in connection with the

New Credit Facility, which may be a new credit agreement, in either case on terms consistent with the term sheet for the New Credit Facility attached to the Restructuring Term Sheet and containing such other terms as agreed by the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor, each acting reasonably.

“New Credit Facility” means the first lien revolving credit facility to be made available to some or all of the Just Energy Entities by the New Credit Facility Lenders on the Effective Date pursuant to the New Credit Facility Documents with (a) the Credit Facility Remaining Debt, if any, remaining outstanding as an initial outstanding principal amount under the New Credit Agreement; and (b) the New Credit Facility Letters of Credit issued and outstanding.

“New Credit Facility Documents” means, collectively, (a) the New Credit Agreement; and (b) all related documentation (including all existing or amended and restated guarantee and security documentation related to the foregoing), some or all of which may be new agreements and documentation to the extent agreed by the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor, each acting reasonably.

“New Credit Facility Lenders” means some or all of the Credit Facility Lenders and/or such other financial institution(s) acceptable to the Just Energy Entities and the Plan Sponsor, each acting reasonably.

“New Credit Facility Letters of Credit” means, collectively, (a) the letters of credit issued by the Credit Facility Lenders pursuant to the Credit Facility Documents that are outstanding and undrawn at the Effective Time; and (b) any new or replacement letters of credit to be issued pursuant to the New Credit Facility Documents, in all cases, as agreed by the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor, each acting reasonably.

“New Equity Offering” means the offering to New Equity Offering Eligible Participants to subscribe for and receive New Equity Offering Shares at an aggregate purchase price of US$192,550,000, on the terms described in the Backstop Commitment Letter and Support Agreement.

“New Equity Offering Documentation” has the meaning ascribed thereto in the Backstop Commitment Letter.

“New Equity Offering Eligible Participant” means a Person that, on the Term Loan Record Date, is (a) a Backstop Party or a Beneficial Term Loan Claim Holder (or a permitted designee thereof); (b) (i) located or resident in Canada, (ii) located or resident in the United States, or (iii) located or resident outside Canada and the United States and is entitled to participate in the New Equity Offering in accordance with the laws of such jurisdiction without obliging New Just Energy Parent to register or qualify for distribution the New Common Shares or file a prospectus, registration statement or other similar disclosure document, cause New Just Energy Parent to become a reporting issuer, registrant or equivalent entity in any jurisdiction or to make any other material filings that New Just Energy Parent is not already obligated to make; and in the case of (iii) above, such Person, if required by JEGI, demonstrates, and provides evidence reasonably satisfactory to JEGI (which evidence may include an opinion of counsel of recognized standing to the effect of the matters set forth in (iii) above), that it is qualified to participate in the New Equity

Offering in accordance with the laws of its jurisdiction of residence; and (c) an “accredited investor” (as defined in Rule 501(a) promulgated under the U.S. Securities Act).

“New Equity Offering Participation Form” means a participation form, substantially in the form attached at Schedule “I” to the Meetings Order, to be delivered to each Beneficial Term Loan Claim Holder in accordance with the Meetings Order, in order for Beneficial Term Loan Claim Holders to make certain acknowledgments, agreements, and certifications (as applicable to the applicable Beneficial Term Loan Claim Holder) and to participate in the New Equity Offering Rights.

“New Equity Offering Proceeds” means the total amount of Subscription Amounts and Backstop Party’s Commitments received and held by the Escrow Agent as of the Effective Date pursuant to Section 3.9.

“New Equity Offering Rights” means the offering of New Equity Offering Shares to the New Equity Offering Eligible Participants, pursuant to and in accordance with the Backstop Commitment Letter, the New Equity Offering Documentation and the Plan.

“New Equity Offering Shares” means 80% of the total New Common Shares to be issued on the Effective Date pursuant to the New Equity Offering under the Plan, subject to dilution by the equity issued or issuable pursuant to the MIP, to be issued to the Participating Term Loan Claimants pursuant to the Plan and, if applicable, to the Backstop Parties in accordance with the Backstop Commitment Letter and the Plan.

“New Equity Participation Deadline” shall mean 5:00 p.m. on August 23, 2022 or such other date agreed to by the Just Energy Entities and the Plan Sponsor, each acting reasonably.

“New Intercreditor Agreement” means the new intercreditor agreement on the terms set out in the Support Agreement to be entered into by, among others, the Just Energy Entities, the New Credit Facility Lenders (or the Credit Facility Agent on their behalf), and the applicable Commodity Suppliers in accordance with the Support Agreement and the Plan, which may be an amendment and restatement of the Intercreditor Agreement, in either case on terms consistent with the term sheet for the New Intercreditor Agreement attached to the Restructuring Term Sheet and containing such other terms, all as agreed by the Just Energy Entities, the Plan Sponsor and the other parties thereto, each acting reasonably.

“New Just Energy Parent” means the new parent company of the Just Energy Entities, which shall be JEUS or such other corporation, or limited or unlimited liability company organized in the United States as determined by the Just Energy Entities and the Plan Sponsor.

“New Preferred Shares” means preferred equity interest of New Just Energy Parent having such terms as specified in the Restructuring Term Sheet, which shall be issued by New Just Energy Parent in accordance with the Support Agreement, the Plan, and, in accordance with the steps and sequences set forth in the Restructuring Steps Supplement, shall constitute all of the issued and outstanding preferred equity interests of New Just Energy Parent.

“New Shareholder Information Form” means an information form, substantially in the form attached at Schedule “J” to the Meetings Order, to be delivered to each Beneficial Term Loan

Claim Holder in accordance with the Meetings Order, in order for Beneficial Term Loan Claim Holders to make certain acknowledgments, agreements, and certifications (as applicable to the applicable Beneficial Term Loan Claim Holder) and to receive Term Loan Claim Shares.

“New Shares” means, collectively, the New Common Shares and the New Preferred Shares, which immediately following the issuance thereof shall constitute all of the issued and outstanding equity interests of New Just Energy Parent together with any equity interests outstanding under the MIP.

“NI 45-106” means National Instrument 45-106 “Prospectus Exemptions” of the Canadian Securities Commissions.

“No Action Letter” means written confirmation from the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by the Plan.

“Non-Participating Term Loan Claim” means the portion of the Term Loan Claim held by a Non-Participating Term Loan Claim Holder as of the Term Loan Record Date.

“Non-Participating Term Loan Claim Holder” means each Beneficial Term Loan Claim Holder that is not a Backstop Party or a Participating Term Loan Claimant.

“Non-Participating Term Loan Lender Pro Rata Share” means, as at any relevant date of determination, the percentage that a Non-Participating Term Loan Claim Holder’s Non-Participating Term Loan Claim bears to the aggregate of all Non-Participating Term Loan Claims and General Unsecured Creditor Claims that are Accepted Claims and Disputed Claims (for certainty, valued at the amounts asserted by such General Unsecured Creditors).

“Non-Released D&O Claim” means any D&O Claim that is not a Released D&O Claim, and “Non-Released D&O Claims” means all of them.

“Officer” means anyone who is or was or may be deemed to be or have been, whether by statute, operation of law or otherwise, an officer or de facto officer of any of the Just Energy Entities, in such capacity, and “Officers” means all of them.

“Order” means any order of the Court made in the CCAA Proceeding, any order of the U.S. Court made in the Chapter 15 Proceeding, or any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Entity.

“Outside Date” has the meaning ascribed thereto in the Support Agreement.

“Participating Term Loan Claimants” means each Beneficial Term Loan Claim Holder that qualifies as a New Equity Offering Eligible Participant (or a permitted designee thereof) and validly submits a duly completed and executed New Equity Offering Participation Form, together with such beneficial holder’s Subscription Amount to be paid by or wire transfer in indefeasible funds, in accordance with the Meetings Order and the New Equity Offering Documentation on or prior to the New Equity Participation Deadline.

“Person” means any individual, firm, corporation, limited or unlimited liability company, general or limited partnership, association, trust (including a real estate investment trust), joint venture,

unincorporated organization, governmental unit, body or agency or any instrumentality thereof, Canadian or non-Canadian regulatory body or agency or any instrumentality thereof, or any other entity.

“Plan” has the meaning ascribed thereto in the recitals.

“Plan Implementation Fund” means an amount equal to the aggregate amount of funds to be delivered or paid or caused to be delivered or paid by the Just Energy Entities to the Monitor pursuant to Section 4.1, to be held in a segregated account and distributed by the Monitor in accordance with the Plan.

“Plan Sponsor” means, collectively, LVS III SPE XV LP, TOCU XVII LLC, HVS XVI LLC, OC II LVS XIV LP and OC III LFE I LP.

“Plan Sponsor Counsel” means Cassels Brock & Blackwell LLP, Canadian counsel to the Plan Sponsor, and Akin Gump Strauss Hauer & Feld LLP, United States counsel to the Plan Sponsor.

“Post-Filing Claim” or “Post-Filing Claims” means any or all indebtedness, liability, or obligation of the Just Energy Entities of any kind that arises during and in respect of the period commencing on the Filing Date and ending on the day immediately preceding the Effective Date in respect of services rendered or supplies provided to the Just Energy Entities during such period or under or in accordance with any Continuing Contract; provided that, for certainty, such amounts are not a Restructuring Period Claim or a Restructuring Period D&O Claim.

“Pre-Filing Claim” or “Pre-Filing Claims” means any or all right or claim of any Person against any of the Just Energy Entities, whether or not asserted, in connection with any indebtedness, liability or obligation of any kind whatsoever of any such Just Energy Entity to such Person, in existence on the Filing Date, whether or not such right or claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including any right or claim with respect to any Assessment, or contract, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and any right or ability of any Person to advance a claim for contribution or indemnity or otherwise against any of the Just Energy Entities with respect to any matter, action, cause or chose in action, whether existing at present or commenced in the future, which right or claim, including in connection with indebtedness, liability or obligation, is based in whole or in part on facts that existed prior to the Filing Date, including for greater certainty any Equity Claim, any claim brought by any proposed or confirmed representative plaintiff on behalf of a class in a class action, and any D&O Indemnity Claim.

“Pre-Filing D&O Claim” or “Pre-Filing D&O Claims” means any or all right or claim of any Person against one or more of the Directors and/or Officers arising based in whole or in part on facts that existed prior to the Filing Date, whether or not such right or claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present, future, known, or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including any Assessments, any claim brought by any proposed or confirmed representative plaintiff on behalf of a class in a class action, and any right or ability of any Person to advance a claim for contribution, indemnity or otherwise against any of the Directors and/or Officers with respect to any matter, action, cause or chose in action, whether existing at present or arising or commenced in the future, for which any Director or Officer is alleged to be, by statute or otherwise by law or equity, liable to pay in his or her capacity as a Director or Officer.

“Priority Commodity/ISO Charge” has the meaning ascribed thereto in the Initial Order.

“Pro Rata Share” means, as at any relevant date of determination, the proportionate share of a Person’s holdings of an amount or thing to the total of all Persons’ holdings of such amount or thing and, in the case of,

(a)

each General Unsecured Creditor, the percentage that such General Unsecured Creditor’s General Unsecured Creditor Claim that is an Accepted Claim, bears to the aggregate of all General Unsecured Creditor Claims that are Accepted Claims and Disputed Claims (for certainty, valued at the amounts asserted by such General Unsecured Creditors);

(b)

each Beneficial Term Loan Claim Holder, the percentage that such Beneficial Term Loan Claim Holder’s Term Loan Claim that is an Accepted Claim, bears to the aggregate Term Loan Claim that is an Accepted Claim;

(c)

each Beneficial Subordinated Note Claim Holder, the percentage that such Beneficial Subordinated Note Claim Holder’s Subordinated Note Claim that is an Accepted Claim, bears to the aggregate Subordinated Note Claim that is an Accepted Claim; and

(d)	each Credit Facility Lender, the percentage that such Credit Facility Lender’s Credit Facility Claim that is an Accepted Claim, bears to the aggregate Credit Facility Claim that is an Accepted Claim.

“Proof of Assignment” means a notice of transfer of the whole of a Claim executed by a Creditor and the transferee, together with satisfactory evidence of such transfer as may be reasonably required by the Monitor.

“Proof of Claim” has the meaning ascribed thereto in the Claims Procedure Order.

“Record Date” has the meaning ascribed thereto in the Meetings Order.

“Regulatory Approvals” means any material licenses, permits or approvals required from any Governmental Entity or under any Applicable Laws relating to the business and operations of the Just Energy Entities that would be required to be obtained in order to permit JEGI, New Just Energy Parent and the Plan Sponsor to complete the transactions contemplated by the Plan and the Backstop Commitment Letter, including the issuance and acquisition of the New Common Shares, other than the Competition Act Approval, the Antitrust Approval and the Investment Canada Act Approval.

“Released Claim” and “Released Claims” have the meaning ascribed thereto in Section 8.1.

“Released D&O Claim” means any D&O Claim that is released pursuant to Section 8.1, and “Released D&O Claims” means all of them.

“Released Party” and “Released Parties” have the meaning ascribed thereto in Section 8.1.

“Releasing Party” and “Releasing Parties” means any and all Persons (besides the Just Energy Entities and their respective current and former affiliates), and their current and former affiliates’ current and former members, directors, managers, officers, investment committee members, special committee members, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, participants, subsidiaries, affiliates, partners, limited partners, general partners, affiliated investment funds or investment vehicles, managed accounts or funds, and each of their respective current and former members, equity holders, officers, directors, managers, principals, members, management companies, advisory board members, investment fund advisors or managers, employees, agents, trustees, investment managers, financial advisors, partners, legal counsel, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

“Required Majorities” means, with respect to each Class of Affected Creditors, the affirmative vote of a majority in number of all voting (in person or by proxy) Creditors holding Voting Claims in such Class and representing not less than 66 2/3% in value of the Voting Claims voting (in person or by proxy) in such Class at the applicable Meeting.

“Restructuring Period Claim” or “Restructuring Period Claims” means any or all right or claim of any Person against any of the Just Energy Entities in connection with any indebtedness, liability or obligation of any kind whatsoever owed by any such Just Energy Entity to such Person arising out of the restructuring, disclaimer, resiliation, termination or breach by such Just Energy Entity on or after the Filing Date of any contract, lease or other agreement, whether written or oral, and including any right or claim with respect to any Assessment.

“Restructuring Period D&O Claim” or “Restructuring Period D&O Claims” means any or all right or claim of any Person against one or more of the Directors and/or Officers arising after the Filing Date, whether or not such right or claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present, future, known, or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including any Assessments and any right or ability of any Person to advance a claim for contribution, indemnity or otherwise against any of the Directors and/or Officers with respect to any matter, action, cause or chose in action, whether existing at present or arising or commenced in the future, for which any Director or Officer is alleged to be, by statute or otherwise by law or equity, liable to pay in his or her capacity as a Director or Officer.

“Restructuring Steps Supplement” has the meaning ascribed thereto in Section 6.2.

“Restructuring Term Sheet” means that certain restructuring term sheet attached at Exhibit “C” to the Support Agreement as may be amended in accordance with the terms of the Support Agreement.

“Sanction Order” means the Order of the Court in the CCAA Proceeding, which, among other things, sanctions and approves the Plan, as same may be further amended, restated or varied from time to time, and in all such cases such Order shall be in form and substance reasonably acceptable to the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor.

“Sanction Recognition Order” means the Order entered by the U.S. Court recognizing and enforcing the Sanction Order in the Chapter 15 Proceeding, which shall be in form and substance reasonably acceptable to the Just Energy Entities, the Credit Facility Lenders, Shell and the Plan Sponsor.

“Section 1145” means section 1145 of the U.S. Bankruptcy Code.

“Secured Creditor Class” means the Class comprised of the Credit Facility Lenders in respect of the Credit Facility Claims.

“Secured Creditor Proxy” has the meaning ascribed thereto in the Meetings Order.

“Shell” means, collectively, Shell Energy North America (Canada) Inc., Shell Energy North America (US), L.P., and Shell Trading Risk Management, LLC.

“Specified Equity Class Action Claim” has the meaning ascribed thereto in the Claims Procedure Order.

“Subject Class Action Claims” means, collectively, the Claims in respect of which Proofs of Claim have been filed in accordance with the Claims Procedure Order by (a) Haidar Omarali, representative plaintiff; (b) Fira Donin and Inna Golovan, proposed representative plaintiffs; and (c) Trevor Jordet, proposed representative plaintiff.

“Subject Class Action Plaintiff” means, as applicable, (a) the representative plaintiff in any certified Subject Class Action Claim; or (b) the proposed representative plaintiffs in any uncertified Subject Class Action Claim.

“Subordinated Note” means the subordinated notes issued by JEGI pursuant to the Subordinated Note Indenture.

“Subordinated Note Claim” means the aggregate principal amount of $13,179,000 currently owing by JEGI under the Subordinated Note Documents and pursuant to the Subordinated Notes, plus all accrued and outstanding fees, costs, interest, and other amounts owing pursuant to the Subordinated Note Documents as determined in accordance with the Claims Procedure Order.

“Subordinated Note Documents” means, collectively, the Subordinated Note Indenture and all related documentation.

“Subordinated Note Indenture” means the trust indenture entered into on September 28, 2020 by JEGI and the Subordinated Note Trustee.

“Subordinated Note Trustee” means Computershare Trust Company of Canada, in its capacity as the indenture trustee under the Subordinated Note Indenture.

“Subordinated Noteholder” means any registered holder of Subordinated Notes, in such capacity, and “Subordinated Noteholders” means all of them.

“Subscription Amount” means (a) in respect of a Beneficial Term Loan Claim Holder, an amount such beneficial holder has agreed to subscribe for New Equity Offering Shares at the Subscription Price; and (b) in respect of a Backstop Party, an amount equal to its Subscription Share Percentage of the New Equity Offering Shares multiplied by the Subscription Price.

“Subscription Price” means US$10 per New Equity Offering Share.

“Subscription Share Percentage” means a Beneficial Term Loan Claim Holder’s Pro Rata Share of the Term Loan Claim as of the Term Loan Record Date.

“Support Agreement” means that certain plan support agreement dated May 12, 2022 between the Just Energy Entities, the Plan Sponsor, the Credit Facility Lenders, Shell, the BP Commodity/ISO Services Claimholder and such other parties who may become bound by such agreement, as may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof.

“Supporting Parties” means the parties that have executed the Support Agreement with the Just Energy Entities other than the Just Energy Entities.

“Tax” or “Taxes” means any and all federal, provincial, state, municipal, local and foreign taxes, assessments, reassessments and other Governmental Entity charges, duties, impositions and liabilities, including, for greater certainty, taxes based upon or measured by reference to income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all licence, franchise and registration fees and all employment insurance, health insurance and federal, provincial, state, municipal, local and foreign government pension plan premiums or contributions, together with all interest, penalties, fines and additions with respect to such amounts.

“Taxing Authorities” means Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, the Canada Revenue Agency, any similar revenue or taxing authority of Canada and each and every province or territory of Canada and any political subdivision thereof, the United States Internal Revenue Service, any similar revenue or taxing authority of the United States and each and every state and locality of the United States, and any Canadian, United States or other Governmental Entity exercising taxing authority or power, and “Taxing Authority” means any one of the Taxing Authorities.

“Term Loan” means the senior unsecured term loan issued pursuant to the Term Loan Agreement.

“Term Loan Agent” means Computershare Trust Company of Canada, in its capacity as administrative agent under the Term Loan Agreement.

“Term Loan Agreement” means the First Amended and Restated Loan Agreement dated as of September 28, 2020 among JEGI as borrower, Sagard Credit Partners, LP and each other person from time to time party thereto as a lender, and the Term Loan Agent, as may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan Claim” means the aggregate principal amount of US$208,588,899.18 owing by the Just Energy Entities under the Term Loan Agreement and pursuant to the Term Loan, plus all accrued and outstanding pre-filing fees, costs, interest, or other amounts owing pursuant to the Term Loan Agreement as determined in accordance with the Claims Procedure Order.

“Term Loan Claim Holder” means any registered holder of the Term Loan Claim as of the Term Loan Record Date, in such capacity, and “Term Loan Claim Holders” means all of them.

“Term Loan Claim Shares” means 10% of the total New Common Shares, subject to dilution by the equity issued or issuable pursuant to the MIP, to be issued on the Effective Date to the Beneficial Term Loan Claim Holders pursuant to Section 3.4(2).

“Term Loan Record Date” means 5:00 p.m. on May 11, 2022.

“Term Loan Turnover Amount” has the meaning ascribed thereto in Section 3.4(4).

“Termination Fee Charge” has the meaning ascribed thereto in the Authorization Order.

“Texas Power Interruption Claim” means the Claim in respect of which Proofs of Claim have been filed in accordance with the Claims Procedure Order by the Texas Power Interruption Claimants’ Counsel, by and on behalf of claimants whom they represent and who authorized them to do so.

“Texas Power Interruption Claimants’ Counsel” means, collectively, Robins Cloud LLP, Fears Nachawati PLLC, Watts Guerra LLP and Parker Waichman LLP.

“Transaction Regulatory Approvals” means, collectively, and in each case to the extent it has been agreed to in accordance with Article 7 hereof that such approval shall be obtained, the Competition Act Approval, the Antitrust Approvals, the Investment Canada Act Approval and the Regulatory Approvals.

“Turnover Amounts” has the meaning ascribed thereto in Section 3.4(4).

“U.S. Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“U.S. Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 15 Proceeding, and the general, local and chambers rules of the U.S. Court, as amended.

“U.S. Court” has the meaning ascribed thereto in the recitals.

“U.S. Exchange Act” means the Securities Exchange Act of 1934, as amended.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

“Unaffected Claim” means any:

(a)	Post-Filing Claim;
(b)	Claim secured by a CCAA Charge, including the DIP Lenders’ Claim secured by the DIP Lenders’ Charge and the Cash Management Obligations secured by the Cash Management Charge;
(c)	Commodity Supplier Claim;
(d)	BP Commodity/ISO Services Claim;
(e)	Credit Facility LC Claim;
(f)	Government Priority Claim;
(g)	Employee Priority Claim;
(h)	Energy Regulator Claim;
(i)	Specified Equity Class Action Claim, solely to the extent preserved pursuant to the CBCA Arrangement;
(j)	Insured Claim;
(k)	Intercompany Claim, subject to Section 5.4(f);
(l)

Claim finally determined in accordance with the Claims Procedure Order to be a secured or priority claim against any of the Just Energy Entities and entitled to be paid in full in priority to the General Unsecured Creditor Claims and the Term Loan Claim, and which Claim is not and does not become a Disallowed Claim;

(m)

Claim for sales, use or other Taxes by a U.S. Taxing Authority whereby the nonpayment of which by any Just Energy Entity could result in a responsible person associated with a Just Energy Entity being held personally liable for such nonpayment;

(n)	Excluded D&O Indemnity Claim;
(o)	Claim that may be asserted by any of the Just Energy Entities against any Directors and/or Officers;
(p)	Claim against Directors that cannot be compromised due to the provisions of section 5.1(2) of the CCAA; or
(q)	Claim that cannot be compromised due to the provisions of section 19(2) of the CCAA, except any Claim to which Section 8.7 applies, which shall be Affected Claims for the purposes of the Plan,

and for greater certainty, shall include any Unaffected Claim arising through subrogation.

“Unaffected Creditor” means a Creditor who has an Unaffected Claim, but only in respect of and to the extent of such Unaffected Claim.

“Undeliverable Distribution” has the meaning ascribed thereto in Section 5.6.

“Unissued New Shares” has the meaning ascribed thereto in Section 5.3(e).

“Unsecured Creditor Class” means the Class comprised of General Unsecured Creditors and Term Loan Claim Holders.

“Unsecured Creditor Proxy” has the meaning ascribed thereto in the Meetings Order.

“Unsubscribed New Equity” means the aggregate number of New Equity Offering Shares, less the aggregate number of New Equity Offering Shares to be issued pursuant to the Subscription Amount submitted to the Just Energy Entities on or before the New Equity Participation Deadline.

“Voting Claim” means the amount of an Affected Claim for which a Proof of Claim has been filed or a Negative Notice Claims Package delivered, which, as of the Record Date or the Term Loan Record Date, as applicable, (a) is an Accepted Claim; or (b) has been accepted or deemed to be accepted solely for voting purposes pursuant to the Claims Procedure Order, the Meetings Order or any other Order of the Court or the U.S. Court; provided that notwithstanding the foregoing, (i) with respect to the Term Loan Claim, (x) the Term Loan Agent shall not have a Voting Claim, and (y) each Term Loan Claim Holder shall have a Voting Claim in the amount equal to its Pro Rata Share of the Term Loan Claim in the amount that is an Accepted Claim, or if not an Accepted Claim by two (2) Business Days before the Meetings Date, in the amount set out in the Negative Notice Claims Package in respect of the Term Loan Claim, (ii) with respect to the Subordinated Note Claim, (x) the Subordinated Noteholder shall have a Voting Claim in the amount equal to the Subordinated Note Claim, and (y) the Beneficial Subordinated Note Claim Holders shall not have a Voting Claim, and (iii) with respect to the Credit Facility Claim, (x) the Credit Facility Agent shall not have a Voting Claim, and (y) each Credit Facility Lender shall have a Voting Claim in the amount equal to its Pro Rata Share of the Credit Facility Claim that is an Accepted Claim.

1.2	Certain Rules of Interpretation

For the purposes of the Plan:

(a)

any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(b)

any reference in the Plan to an Order or an existing document or exhibit filed or to be filed means such Order, document or exhibit as it may have been or may be amended, restated, modified, supplemented or varied from time to time;

(c)	unless otherwise specified, all references to currency and to “$” are to Canadian dollars;

(d)

the division of the Plan into “Articles” and “Sections” and the insertion of a Table of Contents are for convenience of reference only and do not affect the construction or interpretation of the Plan, nor are the descriptive headings of “Articles” and “Sections” otherwise intended as complete or accurate descriptions of the content thereof;

(e)	any references in the Plan to “Articles”, “Sections”, “Subsections” and “Schedules” are references to Articles, Sections, Subsections and Schedules of or to the Plan;
(f)

the use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of the Plan or a schedule hereto to such Person (or Persons) or circumstances as the context otherwise permits;

(g)

the words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(h)

unless otherwise specified, all references to time herein and in any document issued pursuant hereto shall mean the prevailing local time in Toronto, Ontario and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day;

(i)

unless otherwise provided, any reference to a statute or other enactment of parliament or a legislature includes all rules and regulations made thereunder, all amendments to or re-enactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation;

(j)

references to a specified “Article” or “Section” shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specified article or section of the Plan, whereas the terms “the Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to the Plan and not to any particular “Article”, “Section” or other portion of the Plan and include any documents supplemental hereto; and

(k)	the word “or” is not exclusive.
1.3	Date and Time for any Action

For the purposes of the Plan:

(a)

in the event that any date on which any action is required to be taken under the Plan by any Person is not a Business Day, that action shall be required to be taken on the next succeeding day which is a Business Day, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day; and

(b)

unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next succeeding Business Day if the last day of the period is not a Business Day.

1.4	Successors and Assigns

The Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, receivers, trustees in bankruptcy, successors and assigns of any Person or party directly or directly named or referred to in or subject to the Plan.

1.5	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation of or application of the Plan and all proceedings taken in connection with the Plan and its provisions shall be subject to the jurisdiction of the Court; provided that, the Chapter 15 Proceeding shall be subject to the jurisdiction of the U.S. Court.

1.6	Schedules

The following is the Schedule to the Plan, which is incorporated by reference into the Plan and forms a part of it:

Schedule “A”	Just Energy Partnerships

ARTICLE 2

PURPOSE AND EFFECT OF THE PLAN

2.1	Purpose

The purpose of the Plan is:

(a)	to implement a restructuring of the Just Energy Entities;
(b)	to provide for a compromise and arrangement of all Affected Claims;
(c)	to effect a release and discharge of all Affected Claims and Released Claims; and
(d)	to ensure the continuation of the Just Energy Entities and their business,

in the expectation that the Persons who have a valid economic interest in the Just Energy Entities will derive a greater benefit from the implementation of the Plan than they would derive from a bankruptcy or liquidation of the Just Energy Entities.

2.2	Persons Affected

The Plan provides for a full and final release and discharge of the Affected Claims and Released Claims, a settlement of, and consideration for, all Affected Claims that are Accepted Claims and a restructuring of the Just Energy Entities. The Plan will become effective at the Effective Time in accordance with its terms and in the sequence set forth in the Restructuring Steps Supplement and shall be binding on and enure to the benefit of the Just Energy Entities, the Affected Creditors, the Released Parties and all other Persons directly or indirectly named or referred to in or subject to Plan, and each of their respective heirs, executors, administrators, legal representatives, successors, and assigns in accordance with the terms hereof.

2.3	Persons Not Affected

The Plan does not affect the Unaffected Creditors, subject to the express provisions hereof providing for the payment of certain Unaffected Claims and/or treatment of Insured Claims. Nothing in the Plan shall affect the Just Energy Entities’ rights and defences, both legal and equitable, with respect to any Unaffected Claims, including all rights with respect to legal and equitable defences or entitlements to set-offs or recoupments against such Unaffected Claims.

2.4	Equity Claimants

On the Effective Date, the Plan will be binding on all Equity Claimants, including the Existing Common Shareholders. Equity Claimants, including the Existing Common Shareholders, shall not receive a distribution or other consideration under the Plan and shall not be entitled to vote on the Plan in respect of their Equity Claims or Existing Equity or attend any of the Meetings. On the Effective Date, in accordance with the steps and sequences set forth in the Restructuring Steps Supplement, all Existing Equity (other than, for certainty, the Common Shares transferred and the Common Shares issued to New Just Energy Parent on the Effective Date in accordance with the steps and sequences set forth in the Restructuring Steps Supplement, the Intercompany Interests and the New Shares) shall be cancelled and extinguished and all Equity Claims shall be fully, finally, irrevocably and forever compromised, released, discharged and barred without any compensation of any kind whatsoever.

2.5	Treatment of Employment Agreements

Unless otherwise expressly required by the terms of this Plan, provided for by the MIP, or agreed to in writing by and among the Just Energy Entities, the Plan Sponsor, and the applicable employee (or employees) affected by any change or modification, each of the Employment Agreements will not be disclaimed and will remain in place as of, and as a condition to the occurrence of, the Effective Date.

2.6	Management Incentive Plan

On the Effective Date, the New Board shall adopt the MIP, on terms consistent in all respects with the management incentive plan term sheet, attached as Exhibit 4 to the Restructuring Term Sheet.

ARTICLE 3

CLASSIFICATION AND TREATMENT OF CREDITORS AND RELATED MATTERS

3.1	Claims Procedure

The procedure for determining the validity and quantum of the Affected Claims and for resolving Disputed Claims for voting and distribution purposes under the Plan shall be governed by the Claims Procedure Order, the Meetings Order, the CCAA, the Plan and any further Order of the Court. For the avoidance of doubt, the Claims Procedure Order will remain in full force and effect from and after the Effective Date.

3.2	Classification of Creditors

In accordance with the Meetings Order, for the purposes of considering and voting on the Plan and receiving a distribution hereunder, the Affected Creditors will be divided into two (2) separate Classes: (a) the Unsecured Creditor Class; and (b) the Secured Creditor Class.

3.3	Meetings

The Meetings shall be held in accordance with the Meetings Order and any further Order of the Court in the CCAA Proceeding. The only Persons entitled to attend and vote at the Meetings are those specified in the Meetings Order and any further Order of the Court in the CCAA Proceeding.

3.4	Affected Claims of the General Unsecured Creditors
(1)	Voting of the Unsecured Creditor Class

Pursuant to and in accordance with the Meetings Order, each of the following Creditors shall be entitled to vote on the Plan at the Meeting for the Unsecured Creditor Class as follows:

(a)

each Term Loan Claim Holder shall be entitled to one (1) vote in the amount equal to its Voting Claim; provided that, in order to vote on the Plan, a Term Loan Claim Holder must deliver an Unsecured Creditor Proxy in accordance with the Meetings Order;

(b)	Convenience Creditors shall each be deemed to vote in favour of the Plan in the amount of such Creditor’s Accepted Claim;
(c)

General Unsecured Creditors (other than the Subordinated Noteholder) with Voting Claims shall be entitled to one (1) vote in the amount equal to such Creditor’s Voting Claim; provided that, in order to vote on the Plan, a General Unsecured Creditor (other than a Convenience Creditor or a Subordinated Noteholder) must deliver an Unsecured Creditor Proxy in accordance with the Meetings Order; and

(i)	with respect to any Subject Class Action Claim, each Subject Class Action Plaintiff with Voting Claims shall be entitled to one (1) vote in an amount equal to its Voting Claim; and

(ii)	with respect to the Texas Power Interruption Claim, each Texas Power Interruption Claimants’ Counsel with Voting Claims shall be entitled to one (1) vote in an amount equal to its Voting Claim; and
(d)	the Subordinated Noteholder shall be entitled to one (1) vote in the amount equal to its Voting Claim.
(2)	Treatment of the Term Loan Claim

In accordance with the terms and in the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, in full and final satisfaction of the Term Loan Claim:

(a)	subject to Section 5.3(e), each Beneficial Term Loan Claim Holder shall be entitled to receive its Pro Rata Share of the Term Loan Claim Shares;
(b)

each Beneficial Term Loan Claim Holder that qualifies as a New Equity Offering Eligible Participant shall be entitled to participate in the New Equity Offering Rights based on its Subscription Share Percentage; and

(c)	each Non-Participating Term Loan Claim Holder shall be entitled to receive its Non-Participating Term Loan Lender Pro Rata Share of the Turnover Amounts.
(3)	Treatment of the General Unsecured Claims

In accordance with the terms and in the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, in full and final satisfaction of the General Unsecured Creditor Claims:

(a)	Convenience Creditors:
(i)

General Unsecured Creditors with Accepted Claims on the Initial Distribution Record Date equal to or less than $1,500 shall be deemed to have made a Distribution Election and to have elected to and shall receive the Distribution Election Amount in respect of their Accepted Claim from the Convenience Cash Pool on the Initial Distribution Date in accordance with the Plan; and

(ii)

General Unsecured Creditors with Accepted Claims on the Initial Distribution Record Date greater than $1,500 that have made a Distribution Election prior to the Distribution Election Deadline shall receive the Distribution Election Amount in respect of their Accepted Claim from the Convenience Cash Pool on the Initial Distribution Date in accordance with the Plan.

(b)	Other General Unsecured Creditors
(i)

Each General Unsecured Creditor with an Accepted Claim greater than $1,500 that has not made a Distribution Election prior to the Distribution Election Deadline shall receive its Pro Rata Share of the General Unsecured

Creditor Cash Pool (after deducting all Distribution Election Amounts payable under the Plan and any amounts paid, payable or reserved under Section Error! Reference source not found. on a Distribution Date).

(4)	Treatment of the Subordinated Note Claim

Subject to and in accordance with the provisions of the Subordinated Note Indenture, including sections 5.2 and 5.5 thereof, each Beneficial Subordinated Note Claim Holder shall receive the applicable portion of the General Unsecured Creditor Cash Pool (after deducting all Distribution Election Amounts payable under the Plan) provided for in Section Error! Reference source not found.(b)(i) of the Plan in full satisfaction of its Subordinated Note Claim and each Subordinated Note Claim and all Subordinated Notes shall be fully, finally, and irrevocably and forever compromised, released, discharged, cancelled, extinguished, and barred on the Effective Date. For certainty, the Monitor shall not make any distribution to any Subordinated Noteholder or Beneficial Subordinated Note Claim Holder until all Persons entitled to turnover of any such distribution (any such amounts, the “Turnover Amounts”) pursuant to the terms of the Subordinated Note Indenture have been paid in full. Instead, the Monitor shall distribute: (i) the Non-Participating Term Loan Lender Pro Rata Shares of the Turnover Amounts to the Non-Participating Term Loan Claim Holders (collectively, the “Term Loan Turnover Amount”); and (ii) the Turnover Amounts, less the Term Loan Turnover Amount, to the beneficiaries of the General Unsecured Creditor Cash Pool. For the purposes of this Section, with respect to any Turnover Amounts that would otherwise be required to be paid to Beneficial Term Loan Claim Holders that are not Non-Participating Term Loan Claim Holders, such amounts shall be contributed to the beneficiaries of the General Unsecured Creditor Cash Pool.

(5)	D&O Claims
(a)

All Released D&O Claims shall be fully, finally, and irrevocably compromised, released, discharged, cancelled, extinguished and barred on the Effective Date. All D&O Indemnity Claims shall be treated for all purposes under the Plan as General Unsecured Creditor Claims and shall be fully, finally, and irrevocably compromised, released, discharged, cancelled, extinguished and barred on the Effective Date.

(b)

All Non-Released D&O Claims shall not be compromised, released, discharged, cancelled, extinguished and barred on the Effective Date, but shall be irrevocably limited to recovery from any insurance proceeds payable in respect of such Non-Released D&O Claims pursuant to the Insurance Policies, and Persons with such Non-Released D&O Claims shall have no right to, and shall not, make any claim or seek any recoveries other than enforcing such Persons’ rights to be paid from the proceeds of the applicable Insurance Policies by the applicable insurer(s).

(c)

Notwithstanding anything to the contrary herein, from and after the Effective Date, any Person may only commence an action for a D&O Claim against a Director or Officer if such Person has first obtained (i) the consent of the Monitor, or (ii) the leave of the Court on notice to the applicable Director or Officer, the Just Energy Entities, the Monitor and any applicable insurer(s), or if the action will be commenced within the United States, if such Person has first obtained an Order of the U.S. Court in the Chapter 15 Proceeding on notice to the applicable Director or Officer, the Just Energy Entities, the Monitor and any applicable insurer(s).

3.5	Affected Claims of the Secured Creditor Class
(1)	Voting of the Secured Creditor Class

Pursuant to and in accordance with the Meetings Order, the Secured Creditor Class shall be entitled to vote on the Plan at the Meeting as follows: each Credit Facility Lender shall be entitled to one (1) vote in the amount equal to its Voting Claim; provided that, in order to vote on the Plan, a Credit Facility Lender must deliver a Secured Creditor Proxy in accordance with the Meetings Order.

(2)	Treatment of the Credit Facility Claim

In accordance with the terms and in the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, in full and final satisfaction of the Credit Facility Claim,

(a)

the Just Energy Entities, shall pay, or shall cause to be paid, to the Credit Facility Agent, an amount equal to the Credit Facility Claim less the Credit Facility Remaining Debt, if any, in full in cash in the currency that such Credit Facility Claim was originally denominated in full and final satisfaction of the Credit Facility Claim less the Credit Facility Remaining Debt, if any; and

(b)

provided that a Credit Facility Lender Termination Event has not occurred (or if it has occurred, it has been waived by the Credit Facility Lenders in accordance with the Support Agreement) before the Effective Time, the New Credit Facility and the New Credit Facility Documents shall become effective in accordance with their terms, and the Credit Facility Remaining Debt, if any, shall remain outstanding as an initial outstanding principal amount under the New Credit Agreement, upon implementation of the Plan pursuant and subject to the terms of the New Credit Facility Documents.

3.6	Treatment of the BP Commodity / ISO Services Claims

In accordance with the terms and in the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, in full and final satisfaction of the BP Commodity / ISO Services Claims, New Just Energy Parent shall issue the New Preferred Shares to the BP Commodity / ISO Services Claimholder. The BP Commodity / ISO Services Claimholder shall not be entitled to vote on the Plan in respect of the BP Commodity / ISO Services Claims.

3.7	Treatment of De Minimis Claims

Notwithstanding any other provision of this Plan, no holder of an Accepted Claim that is less than $10 (a “De Minimis Claim”) shall be entitled to or receive any distributions pursuant to the Plan in respect of such De Minimis Claim, and all such De Minimis Claims shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred, and shall be treated as such in the calculation of any Pro Rata Share under this Plan.

3.8	Unaffected Claims

Unaffected Claims shall not be compromised under the Plan. No holder of an Unaffected Claim shall: (a) be treated as a Convenience Creditor; (b) be entitled to vote on the Plan or attend at any of the Meetings in respect of such Unaffected Claim; or (c) be entitled to or receive any payments or distributions, or be subject to any compromise or settlement, pursuant to the Plan in respect of such Unaffected Claim, unless specifically provided for under and pursuant to the Plan, including without limitation, pursuant to Section 3.6, Section 5.4(a)(v) and Section 11.3.

3.9	New Equity Offering
(a)

Each Beneficial Term Loan Claim Holder that qualifies as a New Equity Offering Eligible Participant shall have the right, but not the obligation, to elect irrevocably to participate in the New Equity Offering and exercise its New Equity Offering Rights to subscribe for and purchase up to its Subscription Share Percentage of New Equity Offering Shares by submitting, in accordance with the New Equity Offering Documentation, a duly completed and executed New Equity Offering Participation Form, together with such Beneficial Term Loan Claim Holder’s Subscription Amount to be paid to the Escrow Agent, by wire transfer in indefeasible funds, in accordance with the Meetings Order and the New Equity Offering Documentation on or prior to the New Equity Participation Deadline. Any New Equity Offering Participation Form received by the Just Energy Entities after the New Equity Participation Deadline or not accompanied by such Beneficial Term Loan Claim Holder’s Subscription Amount will be deemed to be invalid and not effective and shall be disregarded for all purposes of the Plan.

(b)

Submission of a validly completed New Equity Offering Participation Form and the applicable Subscription Amount by a Beneficial Term Loan Claim Holder that qualifies as a New Equity Offering Eligible Participant in accordance with the Meetings Order, the New Equity Offering Documentation and this Section 3.9 shall constitute an irrevocable subscription by the applicable Beneficial Term Loan Claim Holder, and a commitment by the applicable Beneficial Term Loan Claim Holder, to participate in the New Equity Offering Rights by purchasing up to its Subscription Share Percentage of the New Equity Offering Shares.

(c)

Subject to the terms and conditions of the Backstop Commitment Letter, each Backstop Party shall deliver a completed and executed New Equity Offering Participation Form and fund its Subscription Amount in accordance with the Backstop Commitment Letter.

(d)

Additional Backstop Parties shall fund their Backstop Party’s Commitments in accordance with the Backstop Commitment Letter. To the extent an Additional Backstop Party’s Backstop Party Commitments are unused, they will be returned to the Additional Backstop Party in accordance with the Backstop Commitment Letter.

(e)

Within five (5) Business Days following the New Equity Participation Deadline, the Just Energy Entities shall provide written notice to each Initial Backstop Party and the Monitor setting forth the Just Energy Entities’ calculation of: (i) the number of Backstopped Shares, (ii) the New Equity Offering Shares subscribed for and funded by New Equity Offering Eligible Participants in the New Equity Offering, and (iii) such Backstop Party’s Backstop Party’s Commitments.

(f)

The Escrow Agent shall promptly return to a Beneficial Term Loan Claim Holder any Subscription Amount received from a Beneficial Term Loan Claim Holder who did not submit a duly completed and executed New Equity Offering Participation Form on or prior to the New Equity Participation Deadline or who does not qualify as a New Equity Offering Eligible Participant, in accordance with this Section 3.9, and the Just Energy Entities shall notify such Beneficial Term Loan Claim Holder of the reason for the return of the Subscription Amount.

(g)

Subject to and in accordance with the terms and conditions of the Backstop Commitment Letter, no less than five (5) Business Days prior to the anticipated Effective Date (or such other date as may be agreed by the Just Energy Entities and the Initial Backstop Parties, each acting reasonably), each such Initial Backstop Party (or its assignee under the Backstop Commitment Letter) shall deliver to the Escrow Agent an amount equal to its Backstop Party Commitments in accordance with the Backstop Commitment Letter, and each such Initial Backstop Party (or its assignee under the Backstop Commitment Letter) shall be deemed to have subscribed for the purchase of such allocation of the Backstopped Shares, subject to the terms and conditions of the Backstop Commitment Letter.

(h)

Each Initial Backstop Party that is not a Defaulting Backstop Party thereunder, may assume the Defaulting Backstop Party’s Backstop Party Commitments and obligation to subscribe for such Defaulting Backstop Party’s New Equity Offering Shares available under its New Equity Offering Rights, subject to and in accordance with the terms and conditions of the Backstop Commitment Letter.

(i)

All Subscription Amounts and Backstop Party’s Commitments received by the Escrow Agent in accordance with this Section 3.9 shall be held by the Escrow Agent, in escrow, and shall be transferred by the Escrow Agent as directed by the Just Energy Entities in accordance with the Plan upon the Effective Date. In the event that the Plan is terminated, withdrawn or revoked in accordance with the terms hereof, the Support Agreement or the Backstop Commitment Letter, or the Backstop Commitment Letter is terminated in accordance with its terms, the Escrow Agent shall forthwith return all Subscription Amounts and Backstop Party’s Commitments received pursuant to this Section 3.9 to the applicable Beneficial Term Loan Claim Holder and Backstop Party.

(j)

On the Effective Date, New Just Energy Parent shall issue the Backstop Commitment Fee Shares to the Initial Backstop Parties and Additional Backstop Parties in accordance with the Backstop Commitment Letter.

3.10	Transferred Claims

Any General Unsecured Creditor may transfer the whole of its Claim prior to the Meeting for General Unsecured Creditors in accordance with the Subordinated Note Documents, the Claims Procedure Order and the Meetings Order, as applicable; provided that, the Just Energy Entities and the Monitor shall not be obligated to recognize the transferee of such Claim as a General Unsecured Creditor in respect thereof, including allowing such transferee to vote at the Meeting for General Unsecured Creditors, unless a Proof of Assignment has been received by the Just Energy Entities and the Monitor prior to 5:00 p.m. on the day that is at least ten (10) Business Days prior to the date of the Meeting and such transfer has been acknowledged in writing by the Just Energy Entities and the Monitor. Thereafter such transferee shall, for all purposes in accordance with the Claims Procedure Order, the Meetings Order, the CCAA and the Plan, constitute a General Unsecured Creditor and shall be bound by any notices given or steps taken in respect of such Claim in accordance with the Meetings Order and any further Order of the Court in the CCAA Proceeding.

If a General Unsecured Creditor transfers the whole of its Claim to more than one Person or part of such Claim to another Person after the Filing Date, such transfer shall not create a separate Voting Claim and such Claim shall continue to constitute and be dealt with for the purposes hereof as a single Voting Claim. Notwithstanding such transfer, the Just Energy Entities and the Monitor shall not be bound to recognize or acknowledge any such transfer and shall be entitled to give notices to and otherwise deal with such Claim only as a whole and only to and with the Person last holding such Claim in whole as the General Unsecured Creditor in respect of such Claim; provided that, such General Unsecured Creditor may, by notice in writing to the Just Energy Entities and the Monitor in accordance with and subject to the Meetings Order and given prior to 5:00 p.m. on the day that is at least ten (10) Business Days prior to the date of the Meeting, direct the subsequent dealings in respect of such Claim, but only as a whole, shall be with a specified Person and in such event, such transferee of the Claim and the whole of such Claim shall be bound by any notices given or steps taken in respect of such Claim in accordance with the Meetings Order and any further Order of the Court in the CCAA Proceeding or the U.S. Court in the Chapter 15 Proceeding.

No Beneficial Term Loan Claim Holder shall be entitled to transfer its Pro Rata Share of the Term Loan Claim on or following the Term Loan Record Date; provided that the Just Energy Entities shall have the authority, with the consent of the Monitor and the Plan Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), to permit a transfer of a Beneficial Term Loan Claim Holder’s Pro Rata Share of the Term Loan Claim following the Term Loan Record Date for distribution purposes under the Plan for the sole purpose of a Beneficial Term Loan Claim Holder transferring the whole of its Pro Rata Share of the Term Loan Claim to a single designee in order for such Beneficial Term Loan Claim Holder to transfer such Pro Rata Share of the Term Loan Claim to a party that can receive the Term Loan Claim Shares in accordance with this Plan and Applicable Laws and so long as such transfer will not result in the Just Energy Entities being unable to satisfy the condition precedent set forth in Section 10.1(l).

3.11	Extinguishment of Claims

On the Effective Date, in accordance with the terms and in the steps and sequences set forth in the Restructuring Steps Supplement and in accordance with the provisions of the Sanction Order, the treatment of all Affected Claims and all Released Claims, in each case as set forth in the Plan, shall be final and binding on the Just Energy Entities, all Creditors, any Person having a Released Claim and all other Persons named or referred to in or subject to the Plan (and their respective heirs, executors, administrators, legal personal representatives, successors and assigns), and all Affected Claims and all Released Claims shall be fully, finally, irrevocably and forever released, discharged, cancelled and barred except as provided for herein, and the Just Energy Entities and the Released Parties shall thereupon have no further obligation whatsoever in respect of such Affected Claims or the Released Claims, as applicable; provided that, nothing herein releases the Just Energy Entities or any other Person from their obligations to make distributions in the manner and to the extent provided for in the Plan and provided further that, such discharge and release of the Just Energy Entities shall be without prejudice to the right of a Creditor in respect of a Disputed Claim to prove such Disputed Claim in accordance with the Claims Procedure Order so that such Disputed Claim may become an Accepted Claim.

3.12	Guarantees and Similar Covenants

No Person who has a Claim under any guarantee, surety, indemnity or similar covenant in respect of any Claim that is compromised and released under the Plan or who has any right to claim over in respect of or to be subrogated to the rights of any Person in respect of a Claim that is compromised under the Plan shall be entitled to any greater rights than the Person whose Claim is compromised under the Plan.

3.13	Set-Off

The law of set-off applies to all Claims.

ARTICLE 4

PLAN IMPLEMENTATION FUND

4.1	Plan Implementation Fund

On or prior to the Effective Date, the Just Energy Entities shall deliver, or cause to be delivered, to the Monitor from (i) the New Equity Offering Proceeds, and/or (ii) Cash on Hand, to the extent necessary, the following amounts which shall be held by the Monitor in a segregated account of the Monitor and shall constitute the Plan Implementation Fund, and shall be used by the Monitor to pay or satisfy, on behalf of the Just Energy Entities:

(a)	the amount of the Administrative Expense Reserve; and
(b)	the amount of the General Unsecured Creditor Cash Pool.
4.2	Administrative Expense Reserve and Other Fees and Expenses
(a)

From and after the Effective Date, the Monitor shall pay from the Administrative Expense Reserve, the reasonable and documented fees and disbursements (plus any applicable Taxes thereon) for any post-Effective Date services incurred by the Monitor, its legal counsel and any other Persons from time to time retained by the Monitor, in connection with administrative and estate matters (collectively, the “Monitor Administration Expenses”). Any unused portion of the Administrative Expense Reserve shall be transferred by the Monitor to New Just Energy Parent.

(b)

The Monitor shall have the sole discretion to determine whether the fees and disbursements of the Monitor, its legal counsel and any other Persons from time to time retained by the Monitor should be classified as Monitor Administration Expenses or fees and disbursements incurred under Section 5.2(b).

ARTICLE 5

DISTRIBUTIONS, PAYMENTS AND TREATMENT OF CLAIMS

5.1	Distributions Generally

All distributions to be effected pursuant to the Plan shall be made pursuant to this Article 5 and Article 6 and shall occur in the manner set forth herein and therein. Notwithstanding any other provisions of the Plan, an Affected Creditor holding a Disputed Claim shall not be entitled to receive a distribution under the Plan in respect of any portion thereof unless and until such Disputed Claim becomes an Accepted Claim.

5.2	Distributions to the General Unsecured Creditors
(a)	General Unsecured Creditors with Accepted Claims shall receive distributions from the General Unsecured Creditor Cash Pool in accordance with Section 3.4(3).
(b)

From and after the Effective Date, other than in respect of the Monitor Administration Expenses that are provided for in Section 4.2(a), the Monitor shall pay from the General Unsecured Creditor Cash Pool, the reasonable and documented fees and disbursements (plus any applicable Taxes thereon) incurred by the Just Energy Entities’ legal, financial and other advisors, the Monitor and its legal counsel and any other Persons that may from time to time be retained by the Just Energy Entities or the Monitor, in connection with post-Effective Date matters relating to the Plan and the CCAA Proceeding, including in connection with the implementation of the Plan, the administration of the Plan Implementation Fund, the continued administration of the claims process provided for in the Claims Procedure Order and the resolution of Disputed Claims, and the termination of the CCAA Proceeding and the Chapter 15 Proceeding following the Effective Date.

(c)

All cash distributions to be made under the Plan to a General Unsecured Creditor shall be made by the Monitor on behalf of the Just Energy Entities by cheque or by wire transfer and (i) in the case of a cheque, will be sent, via regular mail, to such Creditor to the address specified in the Proof of Claim filed by, or Negative Notice Claims Package delivered to, such Creditor or such other address as the Creditor may from time to time notify the Monitor in writing in accordance with Section 11.14, or (ii) in the case of a wire transfer, shall be sent to an account specified by such Creditor to the Monitor in writing to the satisfaction of the Monitor.

(d)

The Monitor may, but shall not be obligated to, make any distribution to the General Unsecured Creditors before (i) all Disputed Claims have been finally resolved for distribution purposes in accordance with the Claims Procedure Order or further Order of the Court in the CCAA Proceeding or the U.S. Court in the Chapter 15 Proceeding; and (ii) all expenses have been incurred and paid pursuant to Section

5.2(b), and in doing so the Monitor may reserve such amount as it considers appropriate from the General Unsecured Creditor Cash Pool.

(e)

Notwithstanding anything else in the Plan, the aggregate of the distributions provided for in Section 3.4(3) and this Section 5.2 shall not exceed the amount of funds in the General Unsecured Creditor Cash Pool.

5.3	Distributions of the New Shares
(a)

All New Shares issued under the Plan shall be deemed to have been issued as fully paid and non-assessable shares of New Just Energy Parent, free and clear of any Encumbrances, except as provided in New Just Energy Parent’s New Corporate Governance Documents and arising under applicable securities laws.

(b)

Delivery by New Just Energy Parent of the New Shares issued and distributed under the Plan will be made by book-entry positions in the equity records of New Just Energy Parent in the name of the applicable recipient (or such other Person as such recipient directs in writing) (subject to subsequent determination in the discretion of New Just Energy Parent as to the form in which the New Shares will be issued as may be required to implement any provision of the Plan).

(c)

On the Effective Date, New Just Energy Parent shall issue New Shares in accordance with the steps and sequences set forth in the Restructuring Steps Supplement (or reserve New Shares for issuance, as applicable, in accordance with Section 5.3(e)).

(d)

Notwithstanding anything to the contrary in the Plan, no Person (including, for the avoidance of doubt and if applicable, the Depository Trust Company (“DTC”)) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including for the avoidance of doubt, whether the securities to be issued under the Plan are exempt from registration and/or eligible for DTC book entry delivery, settlement and depository services. Any such Person, (including, for the avoidance of doubt and if applicable, DTC), shall be required to accept and conclusively rely upon the Plan and court order related thereto in lieu of any such legal opinion regarding whether the securities to be issued under the Plan are exempt from registration and/or eligible for DTC book entry delivery, settlement, and depository services.

(e)

Notwithstanding Section 5.3(c), no Person shall be entitled to the rights associated with the New Shares and all such New Shares shall be reserved for issuance on the books and records of New Just Energy Parent (but, for the avoidance of doubt, not actually issued) until such time as it has delivered a duly executed and completed New Shareholder Information Form to New Just Energy Parent. In the event that such Person fails to deliver a duly executed and completed New Shareholder Information Form in accordance with this Section 5.3(e) on or before the date that is six (6) months following the Effective Date, New Just Energy Parent shall have no further obligation to issue or deliver, and shall have no further obligation to reserve on its books and records, any New Shares otherwise issuable to such Person

(such shares, the “Unissued New Shares”) that have not delivered a duly executed and completed New Shareholder Information Form in accordance with this Section 5.3(e) and all such Persons shall cease to have a claim to, or interest of any kind or nature against or in, New Just Energy Parent or the Unissued New Shares.

(f)

The stated capital accounts for the Common Shares and the New Shares and any adjustments thereto resulting from the transactions contemplated by the Plan shall be as determined by the applicable New Board, in accordance with the Restructuring Steps Supplement and Applicable Law, as applicable.

(g)

The Just Energy Entities intend that the issuance and distribution, pursuant to the Plan, of all the New Shares, shall qualify for exemption from the prospectus and registration requirements of Canadian Securities Laws on the basis of the exemption provided in section 2.11 of NI 45-106. The Just Energy Entities also intend that the issuance and distribution, pursuant to the Plan, of all the New Shares, other than as set forth in the next sentence, shall be exempt from the registration requirements of the U.S. Securities Act in reliance upon Section 1145 to the maximum extent permitted under Applicable Law. Notwithstanding anything to the contrary herein, the New Equity Offering Shares to be offered and sold in the New Equity Offering and any New Shares to be offered and sold to the Backstop Parties pursuant to their Backstop Party’s Commitments and for which the exemption to registration pursuant to Section 1145 is unavailable are being offered and sold exclusively to the Participating Term Loan Claimants and, if applicable, the Backstop Parties, in reliance on the exemption from registration under the U.S. Securities Act set forth in section 4(a)(2) thereof (such New Equity Offering Shares and New Shares, the “4(a)(2) Securities”).

(h)

Pursuant to Section 1145, the offering, issuance, and distribution of the 1145 Securities shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the U.S. Securities Act and any other applicable U.S. federal, state, local or other law requiring registration prior to the offering, issuance, distribution, or sale of the 1145 Securities. Each of the 1145 Securities, (a) will not be “restricted securities” as defined in rule 144(a)(3) under the U.S. Securities Act; and (b) will be freely tradable and transferable in the United States by each recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the U.S. Bankruptcy Rules, (ii) is not an “affiliate” of New Just Energy Parent as defined in Rule 144(a)(1) under the U.S. Securities Act, (iii) has not been such an “affiliate” within ninety (90) days of the time of the transfer, and (iv) has not acquired such securities from such an “affiliate” within one year of the time of transfer. Notwithstanding the foregoing, the 1145 Securities remain subject to compliance with applicable securities laws and any rules and regulations of the U.S. Securities and Exchange Commission, if any, applicable at the time of any future transfer of such 1145 Securities and subject to any restrictions in the New Corporate Governance Documents.

(i)

The 4(a)(2) Securities will be issued without registration under the U.S. Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the U.S. Securities Act, Regulation D and/or Regulation S (and similar registration exemptions applicable outside of the United States). Any New Shares issued in reliance on section 4(a)(2) of the U.S. Securities Act, including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the U.S. Securities Act and other Applicable Law, including state securities laws and subject to any restrictions in the New Corporate Governance Documents.

5.4	Distributions, Payments and Settlements of Unaffected Claims
(a)	Claims Secured by the CCAA Charges
(i)	Administration Charge

In accordance with the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, all outstanding obligations, liabilities, fees, and disbursements secured by the Administration Charge which are evidenced by invoices of the beneficiaries thereof delivered to JEGI as at the Effective Date, shall be fully paid by the Just Energy Entities.

The Monitor Administration Expenses shall continue to be secured by the Administrative Expense Reserve, and the Administration Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(ii)	FA Charge

In accordance with the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, all outstanding obligations, liabilities, fees, and disbursements secured by the FA Charge, which are evidenced by invoices of the Financial Advisor delivered to JEGI as at the Effective Date, shall be fully paid by the Just Energy Entities. Effective upon the Effective Date, the FA Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(iii)	Directors’ Charge

On the Effective Date, all Released D&O Claims shall be fully, finally, and irrevocably compromised, released, discharged, cancelled, extinguished, and barred in accordance with Article 8 and the Directors’ Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(iv)	KERP Charge

On the Effective Date, all amounts owing under the KERP and secured by the KERP Charge as at the Effective Date shall be fully paid by the Just Energy Entities to the beneficiaries thereof. Effective upon the Effective Date, the KERP Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(v)	DIP Lenders’ Charge

In accordance with the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, the Just Energy Entities shall pay to the DIP Agent an amount equal to the DIP Lenders’ Claim in full in cash in the currency that such DIP Lenders’ Claim was originally denominated in full and final satisfaction of the DIP Lenders’ Claim. Upon the Effective Date, the DIP Lenders’ Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(vi)	Priority Commodity/ISO Charge

In accordance with the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, the Priority Commodity/ISO Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(vii)	Cash Management Charge

In accordance with the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, the Cash Management Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(viii)	Termination Fee Charge

In accordance with the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, the Termination Fee Charge shall be and be deemed to be fully and finally satisfied and discharged from and against any and all assets of the Just Energy Entities and the Plan Implementation Fund.

(b)	Commodity Supplier Claims

In accordance with the steps and sequences set forth in the Restructuring Steps Supplement, on the Effective Date, the Just Energy Entities shall pay to each Commodity Supplier an amount equal to such Commodity Supplier’s Commodity Supplier Claim in full in cash in the currency that such Commodity Supplier Claim was originally denominated in full and final satisfaction of such Commodity Supplier Claim.

(c)	Government Priority Claims

On or as soon as reasonably practicable following the Effective Date, the applicable Just Energy Entities shall pay or cause to be paid in full all Government Priority Claims, if any, outstanding as at the Filing Date or related to the period ending on the Filing Date, to the applicable Governmental Entity.

(d)	Employee Priority Claims

On the Effective Date, applicable Just Energy Entities shall pay or cause to be paid in full all Employee Priority Claims due and accrued to the Effective Date, to each holder of an Employee Priority Claim to the full amount of his, her, or their respective Employee Priority Claim.

(e)	Post-Filing Claims and Energy Regulator Claims in the Ordinary Course

All Post-Filing Claims and all Energy Regulator Claims outstanding as of the Effective Date, if any, shall be paid by the applicable Just Energy Entity in the ordinary course consistent with past practice, and, for greater certainty, any cash collateral of any of the Just Energy Entities held by any such Person to the Just Energy Entities shall be unaffected by the Plan and shall continue to be held in accordance with existing terms.

(f)	Intercompany Claims

On or prior to the Effective Date, Intercompany Claims shall be paid in cash or property, set-off, cancelled, maintained, re-instated, contributed or distributed, or otherwise addressed, in each case, as set forth on the books and records of, and/or in documents executed by, the applicable Just Energy Entity (provided that any such documents executed after the date of the Support Agreement shall be in form and substance satisfactory to the Plan Sponsor, acting reasonably) and in accordance with the terms and in the steps and sequences set forth in the Restructuring Steps Supplement, all of which, in the manner agreed by the Just Energy Entities and the Plan Sponsor, each acting reasonably.

5.5	Distributions in respect of Transferred Claims

The Just Energy Entities and the Monitor shall not be obligated to deliver any distributions under the Plan to any transferee of the whole of an Affected Claim unless a Proof of Assignment has been delivered to the Monitor no later than the Initial Distribution Record Date or, in the case of a Beneficial Term Loan Claim Holder, the Term Loan Record Date.

5.6	Treatment of Undeliverable Distributions

If any Creditor entitled to a distribution pursuant to the Plan cannot be located by the Monitor on the applicable Distribution Date, or if any Creditor’s distribution under the Plan is returned as undeliverable (an “Undeliverable Distribution”), no further distributions to such Creditor shall be made unless and until the Monitor is notified by such Creditor of such Creditor’s current address, at which time all such distributions shall be made to such Creditor. If such Creditor cannot be located by the Monitor or if any delivery or distribution to be made pursuant to the Plan is returned as undeliverable, or in the case of any distribution made by cheque, the cheque remains uncashed, for a period of more than six (6) months after the applicable Distribution Date or the date of delivery or mailing of the cheque, whichever is later, the Claim of any Creditor with respect to such undelivered or unclaimed distribution shall be discharged and forever barred, notwithstanding any Applicable Law to the contrary, and any such cash allocable to the undeliverable or unclaimed distribution shall be released and returned by the Monitor to New Just Energy Parent or its designee, free and clear of any claims of such Creditor or any other Creditors and their respective successors and assigns. Nothing contained in the Plan shall require the Just Energy Entities, New Just Energy Parent or the Monitor to attempt to locate any holder of any Undeliverable Distributions.

5.7	Currency

Unless specifically provided for in the Plan or the Sanction Order, any payment or distribution provided for in the Plan in respect of any Affected Claim shall be made in the currency denominated in the Proof of Claim or Negative Notice Claims Package, as applicable, relating to such Affected Claim, and if no currency has been denominated in such Proof of Claim or Negative Notice Claims Package, then such Affected Claim shall be deemed to be denominated in Canadian dollars.

5.8	Allocation of Payments and Distributions

All payments and distributions made pursuant to the Plan shall be allocated first towards the repayment of the principal amount in respect of the applicable Claim and second, if any, towards the repayment of all accrued but unpaid interest in respect of the applicable Claim.

5.9	Interest

Interest shall not accrue or be paid on any Affected Claim of any of the General Unsecured Creditors or Beneficial Term Loan Claim Holders on or after the Filing Date, and no holder of any such Claim shall be entitled to interest accruing on or after the Filing Date.

5.10	Tax Matters

All distributions hereunder shall be subject to any withholding and reporting requirements imposed by any Applicable Law or any Taxing Authority and the Just Energy Entities or the applicable agent shall, and shall direct the Monitor, on behalf of the Just Energy Entities or the applicable agent, to, deduct, withhold and remit from any distributions hereunder payable to a Creditor or to any Person on behalf of any Creditor, such amounts, if any, as the Just Energy Entities or the applicable agent determines that it or the Monitor, on behalf of the Just Energy Entities or the applicable agent, is required to deduct and withhold with respect to such payment under the ITA or under Applicable Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority.

5.11	Priority Claims

Any terms or conditions of any Affected Claim of any of the General Unsecured Creditors or Beneficial Term Loan Claim Holders which purport to deal with the ordering of or grant of priority of payments of principal, interest, penalties, or other amounts shall be deemed to be void and ineffective.

5.12	Fractional Interests

No fractional interests of New Shares (“Fractional Interests”) will be issued or allocated under the Plan. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to any Fractional Interests shall be rounded down to the nearest whole number without compensation therefor.

5.13	Calculations

All amounts of consideration to be received hereunder will be calculated to the nearest cent ($0.01). All calculations and determinations made by the Monitor and/or the Just Energy Entities and agreed to by the Monitor for the purposes of and in accordance with the Plan, including, without limitation, the allocation of consideration, shall be conclusive, final and binding.

5.14	Cancellation

On the Effective Date, in accordance with the terms and in the steps and sequences set forth in the Restructuring Steps Supplement, and except as otherwise expressly provided for herein, all debentures, indentures, notes, certificates, agreements, invoices, guarantees, pledges and other instruments evidencing Affected Claims (excluding the Credit Facility Claims) and Existing Equity shall (a) not entitle any holder thereof to any compensation or participation other than as expressly provided for in the Plan; and (b) be cancelled and will be null and void (other than, for certainty, the Common Shares transferred and the Common Shares issued to New Just Energy Parent on the Effective Date in accordance with the steps and sequences set forth in the Restructuring Steps Supplement, the Intercompany Interests and the New Shares).

5.15	Modifications to Distribution Mechanics

The Just Energy Entities and the Monitor, as applicable, in each case with the consent of the Plan Sponsor, acting reasonably, and in the case of payment or distributions on account of the Credit Facility Claims, with the consent of the Credit Facility Agent, acting reasonably, shall be entitled to make such additions and modifications to the process for making distributions pursuant to the Plan as may be deemed necessary or desirable in order to achieve the proper distribution and allocation of consideration to be distributed pursuant to the Plan, and any such additions or modifications shall not require an amendment to the Plan or any further Order of the Court in the CCAA Proceeding or the U.S. Court in the Chapter 15 Proceeding.

ARTICLE 6

RESTRUCTURING TRANSACTION

6.1	Corporate Actions

The adoption, execution, delivery, implementation and consummation of all matters contemplated under the Plan involving any corporate actions of the Just Energy Entities will occur and be effective as of the Effective Date, and shall be deemed to be authorized and approved under the Plan and by the Court, where applicable, as part of the Sanction Order, in all respects and for all purposes without any requirement of further action by shareholders, partners, Directors or Officers of the Just Energy Entities. All necessary approvals to take actions shall be deemed to have been obtained from the Directors, Officers, shareholders or partners of the Just Energy Entities, as applicable, including the deemed passing by any class of shareholders of any resolution or special resolution and any shareholders’ agreement or agreement between a shareholder and another Person limiting in any way the right to vote shares held by such shareholder or shareholders with respect to any of the steps contemplated by the Plan shall be deemed to have no force or effect.

6.2	Effective Date Transactions

The steps and compromises and releases to be effected in the implementation of the Plan shall occur, and be deemed to have occurred in the order and manner to be set out in a supplement to the Plan in accordance with Section 11.7 (the “Restructuring Steps Supplement”), without any further act or formality. The Restructuring Steps Supplement shall be in form and substance acceptable to the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor, each acting reasonably, provided that in no event will the Restructuring Steps Supplement be materially prejudicial to the interests of any Creditors under the other sections of this Plan.

6.3	Issuances Free and Clear

Any issuance of any securities or other consideration pursuant to the Plan will be free and clear of any Encumbrances, except as otherwise provided herein.

ARTICLE 7

REGULATORY MATTERS

7.1	Competition Act and Investment Canada Act Approval

New Just Energy Parent and the Plan Sponsor, each acting reasonably, shall work together in good faith to determine, on a date that is not later than ten (10) Business Days following the date of the Backstop Commitment Letter (the “Determination Date”), whether it is necessary or advisable that a filing be made to obtain Competition Act Approval and/or Investment Canada Act Approval in connection with the transactions contemplated by the Plan. In the event that New Just Energy Parent and the Plan Sponsor jointly determine that Competition Act Approval and/or Investment Canada Act Approval is required or should be obtained, as applicable:

(a)

New Just Energy Parent and the Plan Sponsor shall, as soon as reasonably practicable, and in no event more than ten (10) Business Days after the Determination Date, submit a request to the Commissioner for an Advance Ruling Certificate or, in the alternative, a No Action Letter in respect of the transactions contemplated by the Plan;

(b)

New Just Energy Parent and the Plan Sponsor shall submit, at their joint election and within ten (10) Business Days of such mutually agreed election, notification filings in accordance with Part IX of the Competition Act in respect of the transactions contemplated by the Plan; and

(c)	the Plan Sponsor shall, as soon as reasonably practicable and in no event more than ten (10) Business Days after the Determination Date, submit the notification for the Investment Canada Act Approval.

7.2	Antitrust Approvals

On a date that is on or prior to the Determination Date, New Just Energy Parent and the Plan Sponsor, each acting reasonably, shall also work together in good faith to determine whether any Antitrust Approvals are required or advisable and if so, shall proceed to make any such filings on an expeditious basis. New Just Energy Parent shall be responsible for the payment of any filing fees required to be paid in connection with any filing made in respect of the Competition Act Approval and the Antitrust Approvals, as applicable.

7.3	Regulatory Approvals

New Just Energy Parent and the Plan Sponsor shall, from and after the date hereof, work together to determine whether any Regulatory Approvals would be required to be obtained in order to permit JEGI, New Just Energy Parent and Plan Sponsor to perform their obligations hereunder and the issuing, acquisition and holding of the New Common Shares. In the event any such determination is made, New Just Energy Parent and the Plan Sponsor shall use commercially reasonable efforts to apply for and obtain any such Regulatory Approvals in accordance with Section 7.4 as soon as reasonably practicable, except for such Regulatory Approvals that need not be obtained or in full force and effect prior to the implementation of the Plan, which shall be applied for as soon as reasonably practicable after the implementation of the Plan, in each case at the sole cost and expense of New Just Energy Parent.

7.4	Transaction Regulatory Approvals

New Just Energy Parent and the Plan Sponsor shall use commercially reasonable efforts to apply for and obtain the Transaction Regulatory Approvals and shall co-operate with one another in connection with obtaining such approvals. Without limiting the generality of the foregoing, New Just Energy Parent and the Plan Sponsor shall: (a) give each other reasonable advance notice of all meetings or other oral communications with any Governmental Entity relating to the Transaction Regulatory Approvals, as applicable, and provide as soon as practicable but in any case, if any, within the required time, any additional submissions, information and/or documents requested by any Governmental Entity necessary, proper or advisable to obtain the Transaction Regulatory Approvals; (b) not participate independently in any such meeting or other oral communication regarding the Transaction Regulatory Approvals without first giving the other party (or the other party’s outside counsel) an opportunity to attend and participate in such meeting or other oral communication, unless otherwise required or requested by such Governmental Entity; (c) if any Governmental Entity initiates an oral communication regarding the Transaction Regulatory Approvals as applicable, promptly notify the other party of the substance of such communication; (d) subject to Applicable Laws relating to the exchange of information, provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any filings, notifications, submissions, analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Just Energy Entity or Plan Sponsor) with a Governmental Entity regarding the Transaction Regulatory Approvals as applicable; and (e) promptly provide each other with copies of all written communications to or from any Governmental Entity relating to the Transaction Regulatory Approvals as applicable.

7.5	Competitively Sensitive Information

Each of New Just Energy Parent and the Plan Sponsor may, as advisable and necessary (acting reasonably), designate any competitively sensitive material provided to the other under this Article 7 as “Outside Counsel Only Material”; provided that, the disclosing party also provides a redacted version to the receiving party. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and, subject to any additional agreements between New Just Energy Parent and Plan Sponsor, will not be disclosed by such outside legal counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

7.6	No Divestitures or Material Operating Restrictions

The obligation of New Just Energy Parent and the Plan Sponsor to use its commercially reasonable efforts to obtain the Transaction Regulatory Approvals does not require New Just Energy Parent or the Plan Sponsor (or any Affiliate thereof) to undertake any divestiture of any business or business segment of New Just Energy Parent or the Plan Sponsor (or any Affiliate thereof), to agree to any material operating restrictions related thereto or to incur any material expenditure(s) related therewith, unless agreed to by the Plan Sponsor and New Just Energy Parent. In connection with obtaining the Transaction Regulatory Approvals, no Just Energy Entity shall agree to any of the foregoing items without the prior written consent of the Plan Sponsor.

ARTICLE 8

RELEASES

8.1	Third-Party Releases

On the Effective Date, in accordance with the steps and sequences set forth in the Restructuring Steps Supplement, (a) the Just Energy Entities and their respective current and former employees, contractors, advisors, legal counsel and agents; (b) the Directors and Officers; (c) the Monitor, the Supporting Parties, the Backstop Parties, the DIP Agent, the DIP Lenders, the Plan Sponsor, the Credit Facility Agent, the Term Loan Agent and the Subordinated Note Trustee, and each of their respective present and former affiliates, subsidiaries, directors, officers, members, partners, employees, auditors, advisors, legal counsel and agents (collectively, (a), (b) and (c), in their capacities as such, the “Released Parties” and individually a “Released Party”) shall be released by the Releasing Parties and discharged from any and all demands, claims, actions, Causes of Action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, orders, including for injunctive relief or specific performance and compliance orders, expenses, executions, Encumbrances and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature, including claims for contribution or indemnity, which any Creditor or other Person may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction, duty, responsibility, indebtedness, liability, obligation, dealing or other occurrence existing or taking place on or prior to the Effective Date, or that relates to matters relating to implementation of the Plan, including distributions pursuant to the Plan following the Effective Date, that constitute or are in any way relating to, arising out of or in connection with (i) any Claims (including Equity Claims), any D&O Claims or any D&O Indemnity Claims with respect thereto, (ii) any payments, distributions or share issuances under the Plan, (iii) the business and affairs of the Just Energy Entities whenever or however conducted, (iv) the business and assets of the Just Energy Entities, (v) the administration and/or management of the Just Energy Entities, (vi) the Affected Claims, the Support Agreement, the Backstop Commitment Letter, the Definitive Documents, the Plan, the Existing Equity, the CCAA Proceeding or the Chapter 15 Proceeding, or any document, instrument, matter or transaction involving the Just Energy Entities arising in connection with or pursuant to any of the foregoing, (vii) any contract that has been restructured, terminated, repudiated, disclaimed, or resiliated in accordance with the CCAA, (viii) the liabilities of the Directors and Officers and any alleged fiduciary or other duty, including any and all Claims that may be made against the Directors or Officers where by law such Directors or Officers may be liable in their capacity as Directors or Officers, or (ix) any Claim that has been barred or extinguished by the Claims Procedure Order (subject to the excluded matters in the proviso below, referred to collectively as the “Released Claims” and individually a “Released Claim”), and all Released Claims shall be deemed to be fully, finally, irrevocably and forever waived, discharged, released, cancelled and barred as against the Released Parties, all to the fullest extent permitted by Applicable Law; provided that, nothing therein will waive, discharge, release, cancel or bar (w) any obligations of any of the Released Parties under or in connection with the Plan, the Support Agreement, the Backstop Commitment Letter, the Definitive Documents, the New Credit Facility Documents, the New Intercreditor Agreement, the New Shares, the MIP or the New Corporate Governance Documents, (x) the Just Energy Entities from or in respect of any Unaffected Claim that has not been paid in full under the Plan, (y) subject to Section 8.4, any claim that is not permitted to be released pursuant to section 19(2) of the CCAA, or (z) any Director from any claim that is not permitted to be released pursuant to section 5.1(2) of the CCAA.

8.2	Debtor Releases

On the Effective Date, in accordance with the steps and sequences set forth in the Restructuring Steps Supplement, the Released Parties shall be released by each of the Just Energy Entities and their respective current and former affiliates, and discharged from, any and all Released Claims held by the Just Energy Entities as of the Effective Date, and all Released Claims shall be deemed to be fully, finally, irrevocably, and forever waived, discharged, released, cancelled, and barred as against the Released Parties, all to the fullest extent permitted by Applicable Law; provided that, nothing therein will waive, discharge, release, cancel or bar (a) any obligations of any of the Released Parties under or in connection with the Plan, the Support Agreement, the Backstop Commitment Letter, the Definitive Documents, the New Credit Facility Documents, the New Intercreditor Agreement, the New Shares, the MIP or the New Corporate Governance Documents; (b) the Just Energy Entities from or in respect of any Unaffected Claim that has not been paid in full under the Plan; (c) subject to Section 8.7, any claim that is not permitted to be released pursuant to section 19(2) of the CCAA; or (d) any Director from any claim that is not permitted to be released pursuant to section 5.1(2) of the CCAA.

Notwithstanding anything to the contrary in the Plan and the Definitive Documents (and any exhibits thereto), or in the Sanction Order or the Sanction Recognition Order, the releases set forth in this Section 8.2 shall not include, nor limit or modify in any way, any Claim (or any defenses) which any of the Just Energy Entities may hold or be entitled to assert against any Released Party as of the Effective Date relating to any contracts, leases, agreements, licenses, bank accounts or banking relationships, accounts receivable, invoices, or other ordinary course obligations which are remaining in effect following the Effective Date.

8.3	Limitation on Insured Claims

Notwithstanding anything to the contrary in this Article 8, Insured Claims shall not be compromised, released, discharged, cancelled or barred by the Plan; provided that, from and after the Effective Date, any Person having an Insured Claim shall be irrevocably limited to recovery in respect of such Insured Claim solely from the proceeds of the applicable Insurance Policies, and Persons with an Insured Claim shall have no right to, and shall not, directly or indirectly, make any claim or seek any recoveries in respect thereof from the Just Energy Entities, any Director or Officer or any other Released Party, other than enforcing such Person’s rights to be paid by the applicable insurer(s) from the proceeds of the applicable Insurance Policies.

8.4	Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Time, with respect to any and all claim or Cause of Action released under this Plan (including, but not limited to the Released Claims), from (a) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against any of the Released Parties or Exculpated Parties; (b) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against any of the Released Parties, Exculpated Parties, or their respective property; (c) commencing, conducting, continuing or making in any manner, directly or indirectly, any action, suit, claim, demand or other proceeding of any nature or kind whatsoever (including any proceeding in a judicial, arbitral, administrative or other forum) against any Person who makes a claim or might reasonably be expected to make a claim, in any manner or forum, including by way of contribution or indemnity or other relief, against one or more of the Released Parties or the Exculpated Parties; (d) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any Encumbrance of any kind against the Released Parties, Exculpated Parties, or their respective property; or (e) taking any actions to interfere with the implementation or consummation of the Plan; and any such proceedings will be deemed to have no further effect against the Just Energy Entities or any of their assets and will be released, discharged or vacated without cost to the Just Energy Entities.

8.5	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under Applicable Law and without affecting or limiting Section 8.1, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action against such Exculpated Party for any act or omission in connection with, relating to, or arising out of the CCAA Proceeding, the Chapter 15 Proceeding, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Support Agreement, the Backstop Commitment Letter, the Plan, any Definitive Documents, or the recognition thereof in the United States, or any restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the filing of the CCAA Proceeding or the Chapter 15 Proceeding, the pursuit of approval and/or of consummation of the Plan, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Person or entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on any Orders of the Court or the U.S. Court or in lieu of such legal opinion), except for Causes of Action related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon entry of an order approving the Plan, shall be deemed to have, participated in good faith and in compliance with the Applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any Applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan or for any actions taken in the Chapter 15 Proceeding seeking and obtaining recognition thereof.

8.6	Consenting Parties

In addition to and without limiting in any way the terms of this Article 8, on the Effective Date, each Consenting Party shall be deemed to have consented and agreed to this Article 8, including the releases, injunctions and exculpation referred to herein.

8.7	Compromise of Claims under Section 19(2) of the CCAA

On the Effective Date, the following Claims shall be compromised under the Plan, including pursuant to the terms of this Article 8, and shall be deemed to be a Released Claim pursuant to this Article 8:

(a)	any fine, penalty, restitution order, or other order similar in nature to a fine, penalty, or restitution order, imposed by a court in respect of an offence;
(b)

any award of damages by a court in civil proceedings in respect of (i) bodily harm intentionally inflicted, or sexual assault, or (ii) wrongful death resulting from an act referred to in subparagraph (i);

(c)

any debt or liability arising out of fraud, embezzlement, misappropriation, or defalcation while acting in a fiduciary capacity or, in Quebec, as a trustee or an administrator of the property of others;

(d)

any debt or liability resulting from obtaining property or services by false pretences or fraudulent misrepresentation, other than a debt or liability of the Just Energy Entities that arises from an Equity Claim; or

(e)	any debt for interest owed in relation to an amount referred to in any of paragraphs (a) to (d),

provided that, this Section 8.7 shall only apply to a Person who voted (in person or by proxy) in favour of the Plan.

ARTICLE 9

COURT SANCTION

9.1	Application for Sanction Order

If the Required Majorities approve the Plan, the Applicants shall apply for the Sanction Order in accordance with the terms of the Support Agreement.

9.2	Sanction Order

The Just Energy Entities shall seek a Sanction Order that, among other things:

(a)

declares that (i) the Plan has been approved by the Required Majorities in conformity with the CCAA, (ii) the Just Energy Entities have acted in good faith and been in compliance with the provisions of the CCAA and the Orders of the Court made in this CCAA Proceeding in all respects, (iii) the Court is satisfied that the Just Energy Entities have not done or purported to do anything that is not authorized by the CCAA, and (iv) the Plan and the transactions contemplated by the Plan are fair and reasonable;

(b)

declares that as of the Effective Time, the Plan and all associated steps, compromises, transactions, arrangements, releases and reorganizations effected thereby are approved pursuant to section 6 of the CCAA, binding and effective as herein set out upon and with respect to the Just Energy Entities, all Creditors and all other Persons named or referred to in or subject to the Plan;

(c)

declares that the steps to be taken and the compromises and releases to be effective on the Effective Date are deemed to occur and be effected in the steps and sequential order set forth in the Restructuring Steps Supplement, beginning at the Effective Time;

(d)

declares that the releases effected by the Plan are approved and declared to be binding and effective as of the Effective Date upon the Just Energy Entities, all Creditors, all Persons with Released Claims and all other Persons named or referred to in or subject to the Plan, and shall enure to the benefit of all such Persons;

(e)

declares that, subject to performance by the Just Energy Entities of their obligations under the Plan and except as provided in the Plan or the Sanction Order, all obligations, agreements or leases to which any of the Just Energy Entities are a party on the Effective Date, including all Continuing Contracts, shall be and remain in full force and effect, unamended, as at the Effective Date, except as they may have been amended by the parties thereto subsequent to the Filing Date, and no party to any such obligation or agreement shall on or following the Effective Date, accelerate, terminate, refuse to renew, rescind, refuse to perform or otherwise disclaim or resiliate its obligations thereunder, or enforce or exercise (or purport to enforce or exercise) any right (including any right of set-off, option, dilution or other remedy) or remedy under or in respect of any such obligation or agreement, by reason: (i) of any event which occurred prior to, and not continuing after, the

Effective Date, or which is or continues to be suspended or waived under the Plan, which would have entitled such party to enforce those rights or remedies, (ii) that the Just Energy Entities have sought or obtained relief or have taken steps as part of the Plan or under the CCAA or Chapter 15, or that the Plan has been implemented by the Just Energy Entities, (iii) of any default or event of default arising as a result of the financial condition or insolvency of the Just Energy Entities, (iv) of any change of control of the Just Energy Entities arising from implementation of the Plan, (v) of the effect upon the Just Energy Entities of the completion of any of the transactions contemplated by the Plan, or (vi) of any compromises, settlements, restructurings, recapitalizations or reorganizations effected pursuant to the Plan; and declares that no Person shall discontinue, fail to honour, alter, interfere with, repudiate, terminate or cease to perform any non-competition agreement or obligation, provided that such agreement shall terminate or expire in accordance with the terms thereof or as otherwise agreed by the Just Energy Entities and the applicable Persons;

(f)

authorizes the establishment of the Plan Implementation Fund with the Monitor and authorizes the Monitor to perform its functions and fulfil its obligations under the Plan and to facilitate the implementation of the Plan on and after the Effective Date, including matters relating to the resolution of Disputed Claims, distributions and payments from the Plan Implementation Fund and the termination of the CCAA Proceeding and the Chapter 15 Proceeding;

(g)

subject to the payment of the amounts secured thereby, declares, except for the Administration Charge which shall continue against the Administrative Expense Reserve, all CCAA Charges, shall be terminated, released and discharged effective on the Effective Date;

(h)

provides the basis for an exemption from the registration requirements of the U.S. Securities Act in respect of the distribution of the New Shares pursuant to Section 1145 and section 4(a)(2) of the U.S. Securities Act, in each case, as described in Section 5.3(g) to 5.3(i);

(i)

declares all Accepted Claims and Disallowed Claims determined in accordance with the Claims Procedure Order are final and binding on the Just Energy Entities and all Creditors and that all Encumbrances of Affected Creditors (other than Encumbrances in respect of Unaffected Claims, the New Credit Facility and the New Intercreditor Agreement), including all security registrations in respect thereof, are discharged and extinguished, and the Just Energy Entities or their counsel shall be authorized and permitted to file discharges and full terminations of all related filings (whether pursuant to personal property security legislation or otherwise) against the Just Energy Entities in any jurisdiction without any further action or consent required whatsoever;

(j)

declares any Claims that have been preserved in accordance with the Claims Procedure Order against Directors that cannot be compromised due to the provisions of section 5.1(2) of the CCAA will be limited in recovery to the proceeds of any Insurance Policy;

(k)

declares that, from and after the Effective Date, any Person may only commence an action for a D&O Claim against a Director or Officer if such Person has first obtained (i) the consent of the Monitor, or (ii) the leave of the Court on notice to the applicable Director or Officer, the Just Energy Entities, the Monitor and any applicable insurer(s);

(l)

declares the New Credit Facility, the New Credit Facility Documents, the New Intercreditor Agreement, the MIP, and the New Corporate Governance Documents are approved and the applicable Just Energy Entities and New Just Energy Parent shall be authorized and directed to carry out their obligations thereunder; and

(m)

declares that each Just Energy Entity shall indemnify any Director, Officer or other Person employed or previously employed by a Just Energy Entity for any amount for which such Person is held personally liable as a result of nonpayment of any Taxes (including, without limitation, sale, use, withholding, unemployment and excise Tax) by a Just Energy Entity, along with any expenses or fees incurred in connection with defending any matter for which any of the foregoing Persons could be entitled to indemnification, notwithstanding any provision of the Plan; provided that:

(i)

the terms of indemnification shall be consistent with the indemnification obligations of the Just Energy Entities for Directors and Officers immediately prior to the Filing Date; provided that: (A) Persons employed or previously employed by a Just Energy Entity shall be afforded the benefit of such indemnification obligations notwithstanding that they may not be Directors or Officers; (B) the indemnification obligations shall be indefinite; and (C) all Just Energy Entities shall be subject to the indemnification obligations herein;

(ii)	the foregoing indemnification obligations shall not apply in circumstances of fraud, gross negligence or wilful misconduct; and
(iii)

notwithstanding subparagraphs (i) and (ii) above, where gross negligence or wilful misconduct are requirements for a beneficiary of these indemnification obligations to be held personally liable as a result of nonpayment of any Taxes by a Just Energy Entity, the Just Energy Entities shall indemnify the applicable Director, Officer or other Person notwithstanding any gross negligence or wilful misconduct, and in such cases there shall be no requirement that the Director, Officer or other Person had reasonable grounds for believing their conduct was lawful.

ARTICLE 10

CONDITIONS PRECEDENT AND IMPLEMENTATION

10.1	Conditions Precedent to Implementation of the Plan

The implementation of the Plan shall be conditional upon satisfaction or waiver, where applicable, of the following conditions prior to or at the Effective Date, each of which is for the mutual benefit of the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor, and subject to the Support Agreement may be waived by the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor, each acting reasonably (except, in the case of Sections 10.1(a) and (c)(i) below, which may not be waived):

(a)	the Plan shall have been approved by the Required Majorities in conformity with the CCAA;
(b)

the Restructuring Steps Supplement and the treatment of the Intercompany Claims pursuant to the Plan shall have been agreed to by the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor, each acting reasonably;

(c)

(i) the Sanction Order shall have been issued by the Court, (ii) the Sanction Recognition Order shall have been entered by the U.S. Court, and (iii) each of the Sanction Order and the Sanction Recognition Order shall have become a Final Order;

(d)

(i) the Authorization Order shall have been issued by the Court, (ii) the Authorization Recognition Order shall have been entered by the U.S. Court, and (iii) each of the Authorization Order and the Authorization Recognition Order shall have become a Final Order;

(e)

(i) the Meetings Order shall have been issued by the Court, (ii) the Meetings Recognition Order shall have been entered by the U.S. Court, (iii) the Claims Procedure Recognition Order shall have been entered by the U.S. Court, and (iv) each of the Meetings Order, the Meetings Recognition Order and the Claims Procedure Recognition Order shall have become a Final Order;

(f)	the commitments of each of the parties to the Support Agreement (as set out therein) shall have been satisfied in all material respects or waived in accordance with the terms of the Support Agreement;
(g)	the conditions to the Backstop Parties’ commitments under the Backstop Commitment Letter (as set out therein) shall have been satisfied or waived in accordance with its terms;
(h)

the Just Energy Entities have provided for the payment or satisfaction in full of the DIP Lenders’ Claim, the Commodity Supplier Claims, the Government Priority Claims, the Employee Priority Claims and the amounts secured by the Administration Charge, the FA Charge, the Directors’ Charge and the KERP Charge;

(i)	the Monitor shall have received from the Just Energy Entities the funds necessary to establish and shall have established the Plan Implementation Fund;
(j)

no proceeding shall have been commenced that could reasonably be expected to result in an injunction or other order to, and no injunction or other order shall have been issued to, enjoin, restrict or prohibit any of the transactions contemplated by the Plan, the Support Agreement or the Backstop Commitment Letter;

(k)

each of the New Credit Facility Documents and the New Intercreditor Agreement, shall be in form and substance consistent with the term sheets for the New Credit Facility and New Intercreditor Agreement appended to the Restructuring Term Sheet and containing such other terms as agreed by the Just Energy Entities, the Plan Sponsor and the parties thereto, each acting reasonably, and shall have become effective in accordance with its terms, subject only to the implementation of the Plan;

(l)

JEGI shall satisfy any and all conditions or requirements necessary to cease to be a reporting issuer (or the equivalent) under the U.S. Exchange Act (or any other U.S. securities laws) and JEGI shall cease to be a reporting issuer and no Just Energy Entity shall be deemed to have become a reporting issuer under applicable Canadian Securities Laws and the Common Shares shall have been delisted from the TSX Venture Exchange, in each case, as and from the Effective Time;

(m)

the New Boards shall have been appointed in accordance with the terms of the Support Agreement and the New Corporate Governance Documents, and the MIP and the New Corporate Governance Documents shall be in form and substance acceptable to the Just Energy Entities and the Plan Sponsor, each acting reasonably, and shall have become effective, subject only to the implementation of the Plan;

(n)

the aggregate amount of the New Equity Offering Proceeds and Cash on Hand shall be equal to or greater than the total amount to be paid, distributed or reserved for or from any source by the Just Energy Entities (or the Monitor on their behalf) in order to implement the Plan in accordance with its terms;

(o)

the total amounts to be paid, distributed or reserved in Canadian and US dollars for or from any source by the Just Energy Entities (or the Monitor on their behalf) in order to implement the Plan in accordance with its terms shall not exceed $170,000,000 and US$337,000,000, respectively, plus any accrued and outstanding interest with respect to such amounts;

(p)

Shell shall have confirmed, in writing, to the Just Energy Entities and the Plan Sponsor that (i) it will not exercise any termination right under its Continuing Contracts solely as a result of the CCAA Proceeding, the Chapter 15 Proceeding, the Plan or any document, instrument, matter or transaction involving the Just Energy Entities arising in connection with or pursuant to any of the foregoing, and (ii) all existing and any potential future trades will be transacted in accordance with the Continuing Contracts (as may be amended, restated, supplemented and/or replaced by the Just Energy Entities and Shell from time to time following the Effective Date) or new arrangements, in each case, in accordance with the terms thereof and subject to the terms of the New Intercreditor Agreement. The Continuing Contracts with respect to Shell shall not include the Third Amended and Restated Scheduling Coordinator Agreement dated December 1, 2014 between Shell Energy North America (US), L.P., Just Energy New York Corp, JEUS and Just Energy Solutions Inc. (formerly Commerce Energy, Inc.) or any other agreement whereby Shell performs ISO or scheduling services on behalf of any Just

Energy Entity whereby a Just Energy Entity has reimbursement obligations to Shell for payments made by Shell on behalf of a Just Energy Entity to an ISO;

(q)

all required Transaction Regulatory Approvals shall have been obtained and shall be in full force and effect, except for such Transaction Regulatory Approvals that need not be obtained or in full force and effect prior to the implementation of the Plan;

(r)

all necessary corporate action and proceedings of the Just Energy Entities shall have been taken to approve the Plan and to enable the Just Energy Entities to execute, deliver, and perform their respective obligations under the agreements, documents, and other instruments to be executed and delivered by it pursuant to the Plan;

(s)

all agreements, resolutions, documents, and other instruments, which are reasonably necessary to be executed and delivered by the Just Energy Entities, in order to implement the Plan or perform their respective obligations under the Plan or the Sanction Order, shall have been executed and delivered;

(t)	the MIP shall have been executed on terms consistent in all respects with the management incentive plan term sheet, attached as Exhibit 4 to the Restructuring Term Sheet;
(u)	each of the Employment Agreements shall either (i) not have been disclaimed and remain in place; or (ii) otherwise have been amended as contemplated by the Support Agreement; and
(v)	the Effective Date shall have occurred on or prior to the Outside Date.
10.2	Monitor’s Certificate

Upon delivery of written notice from each of the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor of the satisfaction or waiver of the conditions precedent to implementation of the Plan as set out in Section 10.1, the Monitor shall forthwith deliver to the Just Energy Entities, the Credit Facility Lenders and the Plan Sponsor a certificate substantially in the form attached to the Sanction Order stating that the Effective Date has occurred and that the Plan is effective in accordance with its terms and the terms of the Sanction Order (the “Monitor’s Certificate”). As soon as practicable following the Effective Date, the Monitor shall file such certificate with the Court and with the U.S. Court, and shall post a copy of same on the Monitor’s Website.

ARTICLE 11

GENERAL

11.1	Binding Effect

On the Effective Date, or as otherwise provided in the Plan:

(a)	the Plan will become effective and binding at the Effective Time and the sequence of steps set out in the Restructuring Steps Supplement will be implemented;

(b)

the treatment of Affected Claims under the Plan shall be final and binding for all purposes and shall be binding upon and enure to the benefit of the Just Energy Entities, the Plan Sponsor, all Affected Creditors, any Person having a Released Claim and all other Persons directly or indirectly named or referred to in or subject to the Plan and their respective heirs, executors, administrators and other legal representatives, successors and assigns;

(c)	all Affected Claims shall be forever discharged and released, excepting only the distribution thereon in the manner and to the extent provided for in the Plan;
(d)	all Released Claims shall be forever discharged, released, enjoined and barred;
(e)	each Person named or referred to in or subject to the Plan shall be deemed to have consented and agreed to all of the provisions of the Plan, in its entirety;
(f)

each Person named or referred to in, or subject to, the Plan shall be deemed to have executed and delivered to the Just Energy Entities all consents, releases, directions, assignments and waivers, statutory or otherwise, required to implement and carry out the Plan in its entirety; and

(g)

each Person named or referred to in, or subject to, the Plan shall be deemed to have received from the Just Energy Entities all statements, notices, declarations and notifications, statutory or otherwise, required to implement and carry out the Plan in its entirety.

11.2	Waiver of Defaults
(a)

From and after the Effective Time, all Persons shall be deemed to have waived any and all defaults of the Just Energy Entities then existing or previously committed by any of the Just Energy Entities, or caused by any of the Just Energy Entities, the commencement of the CCAA Proceeding or the Chapter 15 Proceeding, any matter pertaining to the CCAA Proceeding or Chapter 15 Proceeding, any of the provisions in the Plan or steps or transactions contemplated in the Plan, or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, indenture, note, lease, guarantee, agreement for sale or other agreement, written or oral, and any and all amendments or supplements thereto, existing between such Person and any of the Just Energy Entities, and any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection therewith shall be deemed to have been rescinded and of no further force or effect; provided that, nothing shall be deemed to excuse the Just Energy Entities from performing their respective obligations under the Plan and the related documents, or be a waiver of defaults by any of the Just Energy Entities under the Plan and the related documents.

(b)

Effective on the Effective Date, any and all agreements that are assigned to New Just Energy Parent shall be and remain in full force and effect, unamended, as at the Effective Date, and no Person shall, following the Effective Date, accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations under, or enforce or exercise any right (including any right of set-off, dilution or other remedy) or make any demand against New Just Energy Parent or any Just Energy Entity under or in respect of any such agreement, by reason of: (i) any event that occurred on or prior to the Effective Date that would have entitled any Person thereto to enforce those rights or remedies (including defaults or events of default arising as a result of the insolvency of any of the Just Energy Entities), (ii) the fact that the Just Energy Entities commenced or completed the CCAA Proceeding or the Chapter 15 Proceeding, (iii) the implementation of the Plan, or the completion of any of the steps, transactions or things contemplated by the Plan, or (iv) any compromises, arrangements, transactions, releases, discharges or injunctions effected pursuant to the Plan or any Order.

11.3	Claims Bar Date

Nothing in the Plan extends or shall be interpreted as extending or amending the Claims Bar Date or gives or shall be interpreted as giving any rights to any Person in respect of Claims that have been barred or extinguished pursuant to the Claims Procedure Order.

11.4	Preferential Transactions

Sections 95 to 101 of the BIA and any Applicable Law relating to preferences, settlements, fraudulent conveyances, or transfers at undervalue shall not apply in any respect, including, without limitation, to any dealings prior to the Filing Date, to the Plan, to any payments or distributions made in connection with the restructuring and recapitalization of the Just Energy Entities, whether made before or after the Filing Date, or to any and all transactions contemplated by and to be implemented pursuant to the Plan; provided, however, that the foregoing shall not apply with respect to the subject matter of the Adversary Proceeding.

11.5	Deeming Provisions

In the Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

11.6	Non-Consummation

Subject to the Support Agreement, the Just Energy Entities reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. Subject to the Support Agreement, if the Just Energy Entities revoke or withdraw the Plan, or if the Sanction Order is not issued or if the Effective Date does not occur, (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan or any document or agreement executed pursuant to or in connection with the Plan shall be deemed to be null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against any of the Just Energy Entities or any other Person, (ii) prejudice in any manner the rights of the Just Energy Entities or any other Person in any further proceedings involving any of the Just Energy Entities, or (iii) constitute an admission of any sort by any of the Just Energy Entities or any other Person.

11.7	Amendments to the Plan Prior to Approval

Subject to the terms and conditions of the Support Agreement, the Just Energy Entities reserve the right to vary, modify, amend, or supplement the Plan by way of a supplementary or amended and restated plan or plans of compromise or arrangement or both filed with the Court at any time or from time to time prior to the commencement of the Meetings; provided that, the Just Energy Entities obtain the prior consent of the Plan Sponsor, the Credit Facility Lenders, Shell and the Monitor to any such variation, modification, amendment, or supplement, which consent shall not be unreasonably withheld, conditioned or delayed. Any such supplementary or amended and restated plan or plans of compromise or arrangement or both shall, for all purposes, be deemed to be a part of and incorporated into the Plan. Any such variation, modification, amendment, or supplement shall be posted on the Monitor’s Website and e-mail notice will be provided to the CCAA Proceeding service list. Creditors are advised to check the Monitor’s Website regularly. Creditors who wish to receive written notice of any variation, modification, amendment, or supplement to the Plan should contact the Monitor in the manner set out in Section 11.14 of the Plan. Creditors in attendance at the Meetings will also be advised of any such variation, modification, amendment or supplement to the Plan.

In addition, the Just Energy Entities may propose a variation or modification of, or amendment, or supplement to, the Plan during the Meetings, provided that the Just Energy Entities obtain the prior consent of the Plan Sponsor, the Credit Facility Lenders, Shell and the Monitor to any such variation, modification, amendment, or supplement, which consent shall not be unreasonably withheld, conditioned or delayed, and that notice of such variation, modification, amendment, or supplement is given to all Creditors entitled to vote, present in person or by proxy at the applicable Meeting prior to the vote being taken at such Meeting, in which case any such variation, modification, amendment, or supplement shall, for all purposes, be deemed to be part of and incorporated into the Plan. Any variation, amendment, modification, or supplement at a Meeting will be promptly posted on the Monitor’s Website, served by e-mail to the service list in the CCAA Proceeding and filed with the Court as soon as practicable following the applicable Meeting.

11.8	Amendments to the Plan Following Approval

After the Meetings (and both prior to and subsequent to obtaining the Sanction Order), the Just Energy Entities may at any time and from time to time vary, amend, modify, or supplement the Plan without the need for obtaining an Order of the Court or providing notice to the Creditors, if the Just Energy Entities, the Plan Sponsor, the Credit Facility Lenders, Shell and the Monitor, each acting reasonably, determine that such variation, amendment, modification, or supplement would not be materially prejudicial to the interests of any Creditors under the Plan or is necessary in order to give effect to the substance of the Plan or the Sanction Order.

11.9	Paramountcy

From and after the Effective Time on the Effective Date, any conflict between:

(a)	the Plan or any Final Order of the Court in the CCAA Proceeding or the U.S. Court in the Chapter 15 Proceeding; and

(b)

the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, note, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between any Person and the Just Energy Entities immediately prior to the Effective Date or the notice of articles, articles, bylaws or constating documents of the Just Energy Entities or New Just Energy Parent immediately prior to the Effective Date, will be deemed to be governed by the terms, conditions and provisions of the Plan or the applicable Final Order, which shall take precedence and priority; provided that, any settlement agreement executed by the Just Energy Entities and any Person asserting a Claim that was entered into from and after the Filing Date shall be read and interpreted in a manner that assumes such settlement agreement is intended to operate congruously with, and not in conflict with, the Plan.

11.10	Severability of Plan Provisions

If any term, section or provision of the Plan is held by the Court or the U.S. Court to be invalid, void or unenforceable, the Court or the U.S. Court, as applicable, at the request of the Just Energy Entities and with the consent of the Monitor, the Credit Facility Lenders and the Plan Sponsor, each acting reasonably, shall have the power to either (a) sever such term, section or provision from the balance of the Plan as approved by the Court or the U.S. Court, as applicable, and provide the Just Energy Entities with the option to proceed with the implementation of the balance of the Plan as of and with effect from the Effective Date; or (b) alter and interpret such term, section or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of such term, section or provision held to be invalid, void or unenforceable, and such term, section or provision shall then be applied as altered or interpreted. Notwithstanding any such holding, alteration or interpretation of the Plan, the remainder of the terms, sections and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

11.11	The Monitor
(a)

The Monitor is acting and will continue to act in all respects in its capacity as Monitor in the CCAA Proceeding and not in its personal or corporate capacity. The Monitor will not be responsible or liable whatsoever for any obligations of the Just Energy Entities. The Monitor will have the powers and protections granted to it by the Plan, the CCAA and the Orders made by the Court in the CCAA Proceeding. Both prior to and after the Effective Date, the Just Energy Entities shall provide such assistance as reasonably required by the Monitor in connection with the completion of the Monitor’s duties and obligations under the Plan.

(b)

The Monitor shall not incur any liability whatsoever, including in respect of (i) any amount paid, required to be paid or not paid pursuant to the Plan, (ii) any costs or expenses incurred in connection with, in relation to or as a result of any payment made, required to be made or not made, or (iii) any deficiency in the Plan Implementation Fund or any reserves established pursuant to the Plan. Notwithstanding any other provision of the Plan, and without in any way limiting the protections for the Monitor set out in the Orders made by the Court in the CCAA Proceeding or the CCAA, the Monitor shall have no obligation to make any payment contemplated under the Plan, and nothing shall be construed as obligating the Monitor to make any such payment, unless and until the Monitor is in receipt of funds adequate to effect any such payment.

11.12	Different Capacities

Persons who are affected by the Plan may be affected in more than one capacity. Unless expressly provided herein to the contrary, a Person will be entitled to participate hereunder in each such capacity. Any action taken by a Person in one capacity will not affect such Person in any other capacity, unless expressly agreed by the Just Energy Entities and the Plan Sponsor, each acting reasonably, and the Person, in writing, or unless its Claims overlap or are otherwise duplicative.

11.13	Authority and Reliance Upon Consent

For the purposes of the Plan, where a matter shall have been agreed, waived, consented to or approved by:

(a)

the Just Energy Entities, or a matter must be satisfactory or acceptable to the Just Energy Entities, any Person shall be entitled to rely on written confirmation from either Company Counsel that the Just Energy Entities has agreed, waived, consented to or approved a particular matter;

(b)

the Plan Sponsor, or a matter must be satisfactory or acceptable to the Plan Sponsor, such matter shall be decided by the majority of parties composing the Plan Sponsor, and any Person shall be entitled to rely on written confirmation from either Plan Sponsor Counsel that the Plan Sponsor has agreed, waived, consented to, or approved a particular matter;

(c)

the Credit Facility Lenders, or a matter must be satisfactory or acceptable to the Credit Facility Lenders, any person shall be entitled to rely on written confirmation from the Credit Facility Agent or its counsel that the Credit Facility Lenders have agreed, waived, consented to or approved a particular matter;

(d)

Shell, or a matter must be satisfactory or acceptable to Shell, any person shall be entitled to rely on written confirmation from Shell or its counsel that Shell has agreed, waived, consented to or approved a particular matter;

(e)	the Supporting Parties, or a matter must be satisfactory or acceptable to the Supporting Parties, such matter shall be decided in accordance with the terms of the Support Agreement; and
(f)	the Backstop Parties, or a matter must be satisfactory or acceptable to the Backstop Parties, such matter shall be decided in accordance with the terms of the Backstop Commitment Letter,

provided that any provision that requires an agreement, waiver, consent or approval from a party in respect of a matter will not limit any agreement, waiver, consent or approval required from a Supporting Party pursuant to the Support Agreement in respect of the same subject matter.

11.14	Notices

Any notice or other communication to be delivered hereunder must be in writing and reference the Plan and may, subject to as hereinafter provided, be made or given by personal delivery, ordinary mail or by email addressed to the respective parties as follows:

(a)	if to the any of the Just Energy Entities:

Just Energy Group Inc.
100 King Street West, Suite 2630
Toronto, ON M5X 1E1
Attention: Jonah Davids, General Counsel
E-mail: jdavids@justenergy.com

With a copy to (which shall not constitute notice):

Osler, Hoskin & Harcourt LLP
P.O. Box 50, 1 First Canadian Place
Toronto, ON M5X 1B8
Attention: Marc Wasserman / Michael De Lellis / Jeremy Dacks
Email: mwasserman@osler.com / mdelellis@osler.com /
jdacks@osler.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Brian Schartz / Mary Kogut Brawley / Neil Herman
Email: brian.schartz@kirkland.com / mary.kogut@kirkland.com /
neil.herman@kirkland.com

With a copy to (which shall not constitute notice):

FTI Consulting Canada Inc.,
in its capacity as Monitor of the Just Energy Entities
P.O. Box 104, TD South Tower
79 Wellington Street West
Toronto Dominion Centre, Suite 2010
Toronto, ON M5K 1G8
Attention: Paul Bishop / Jim Robinson
Email: paul.bishop@fticonsulting.com / jim.robinson@fticonsulting.com

(b)	if to the Monitor:

FTI Consulting Canada Inc.,
in its capacity as Monitor of the Just Energy Entities
P.O. Box 104, TD South Tower
79 Wellington Street West
Toronto Dominion Centre, Suite 2010
Toronto, ON M5K 1G8
Attention: Paul Bishop / Jim Robinson
Email: paul.bishop@fticonsulting.com / jim.robinson@fticonsulting.com

With a copy to (which shall not constitute notice):

Thornton Grout Finnigan LLP
100 Wellington Street West, Suite 200
Toronto, ON M5K 1K7
Attention: Robert Thornton / Rebecca Kennedy
Email: rthornton@tgf.ca / rkennedy@tgf.ca

(c)	if to the Plan Sponsor:

Akin Gump Straus Hauer & Feld LLP
Bank of America Tower, One Bryant Park
New York, NY 10036
Attention: David Botter / Sarah Link Schultz
Email: dbotter@akingump.com / sschultz@akingump.com

and

Cassels Brock & Blackwell LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, ON M5H 3C2
Attention: Ryan Jacobs / Jane Dietrich / Joseph Bellissimo
Email: rjacobs@cassels.com / jdietrich@cassels.com /
jbellissimo@cassels.com

(d)	if to a Creditor:

To the address specified in the Proof of Claim or Negative Notice Claims Package in respect of such Creditor or such other address as the Creditor may from time to time notify the Just Energy Entities and the Monitor in accordance with this Section 11.14, or to such other address as any party may from time to time notify the others in accordance with this Section 11.14. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of sending by means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered or sent before 5:00 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the following Business Day.

11.15	Further Assurances

Each of the Persons directly or indirectly named or referred to in or subject to the Plan will execute and deliver all such documents and instruments and do all such acts and things as may be necessary or desirable to carry out the full intent and meaning of the Plan and to give effect to the transactions contemplated by the Plan.

SCHEDULE A

JUST ENERGY PARTNERSHIPS

•	JUST ENERGY ONTARIO L.P.
•	JUST ENERGY MANITOBA L.P.
•	JUST ENERGY (B.C.) LIMITED PARTNERSHIP
•	JUST ENERGY QUÉBEC L.P.
•	JUST ENERGY TRADING L.P.
•	JUST ENERGY ALBERTA L.P.
•	JUST GREEN L.P.
•	JUST ENERGY PRAIRIES L.P.
•	JEBPO SERVICES LLP
•	JUST ENERGY TEXAS LP